Exhibit 4.1

______________________

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

as Company,

and

THE BANK OF NEW YORK MELLON

as Trustee, Transfer Agent, Contingent Convertible Security Registrar and Paying Agent

______________________

FIRST SUPPLEMENTAL INDENTURE

dated as of December 27, 2016

to

CONTINGENT CONVERTIBLE SECURITIES INDENTURE

dated as of December 27, 2016

in respect of

U.S.$500,000,000 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes

TABLE OF CONTENTS

i

Section 4.05.	No Other Remedies and Other Terms	38
Section 4.06.	Waiver of Past Defaults	39

Article 5
Subordination

Section 5.01.	Agreement to Subordinate	39
Section 5.02.	Default on Senior Indebtedness	40
Section 5.03.	Liquidation Distribution	40
Section 5.04.	Waiver of Right to Set-off	41

Article 6
Satisfaction and Discharge

Section 6.01.	Satisfaction and Discharge of Indenture	41
Section 6.02.	Additional Interest Obligations	42

Article 7
Supplemental Indentures

Section 7.01.	Amendments or Supplements without Consent of Holders	42
Section 7.02.	Amendments or Supplements with Consent of Holders	42
Section 7.03.	Holders’ Approval of Amendments	42
Section 7.04.	Banco de México Authorization	42

Article 8
Additional Interest

Section 8.01.	Additional Interest	43

Article 9
Consolidation, Merger, Sale or Transfer of Assets

Section 9.01.	Company May Consolidate, etc., Only on Certain Terms	45
Section 9.02.	Successor Corporation Substituted	46

Article 10
Miscellaneous

Section 10.01.	Effect of Supplemental Indenture	47
Section 10.02.	Other Documents to Be Given to the Trustee	47
Section 10.03.	Survival	47
Section 10.04.	Confirmation of Indenture	47
Section 10.05.	Concerning the Trustee	48
Section 10.06.	Governing Law	48
Section 10.07.	Representations by the Company	48
Section 10.08.	Reports	49
Section 10.09.	Entire Agreement	49
Section 10.10.	Counterparts	49

ii

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Conversion Trigger Notice

Exhibit C	Officer’s Certificate to be given in connection with a Conversion Trigger Notice

Exhibit D	Settlement Request Notice

Exhibit E	Settlement Notice

Exhibit F	Unaudited Interim Condensed Consolidated Financial Statements for the Nine Monthes ended September 30, 2016 and 2015 and the Audited Consolidated Financial Statements for the years ended December 31, 2015 and 2014

iii

This FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of December 27, 2016, between GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V., a publicly traded variable corporation (sociedad anónima bursátil de capital variable) incorporated in accordance with the laws of the United Mexican States, as issuer (the “Company”), and THE BANK OF NEW YORK MELLON, a banking corporation duly organized and existing under the laws of the State of New York, as trustee under the Contingent Convertible Securities Indenture (together with its successors hereunder, the “Trustee”), transfer agent (in such capacity, together with its successors hereunder, the “Transfer Agent”), contingent convertible securities registrar (in such capacity, together with its successors hereunder, the “Contingent Convertible Security Registrar”) and as paying agent (in such capacity, together with its successors hereunder, the “Paying Agent”).

WITNESSETH:

WHEREAS, the Company and the Trustee have executed and delivered a Contingent Convertible Securities Indenture, dated as of December 27, 2016 (the “Contingent Convertible Securities Indenture” and, together with this First Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s Contingent Convertible Securities;

WHEREAS, the Company desires to issue a series of securities to be known as the U.S.$500,000,000 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (the “Notes”);

WHEREAS, the parties hereto desire to establish that the Notes shall be issued in the form of one of more Global Notes substantially in the form of Exhibit A to this First Supplemental Indenture pursuant to Sections 2.01 and 3.01 of the Contingent Convertible Securities Indenture;

WHEREAS, Section 8.02(f) of the Contingent Convertible Securities Indenture permits the Company and the Trustee to enter into a supplemental indenture to establish the forms or terms of Securities of a series as permitted under Sections 2.01 and 3.01 of the Contingent Convertible Securities Indenture without the consent of Holders;

WHEREAS, Section 8.02(d) of the Contingent Convertible Securities Indenture permits the Company and the Trustee to add to, change or eliminate any provisions of the Contingent Convertible Securities Indenture, subject to certain conditions, without the consent of Holders;

WHEREAS, this First Supplemental Indenture shall amend and supplement the Contingent Convertible Securities Indenture but only with respect to the Notes; to the extent that the terms of the Contingent Convertible Securities Indenture are inconsistent with such provisions of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall govern, but only with respect to the Notes;

WHEREAS, there are no debt securities outstanding of any series created prior to the execution of this First Supplemental Indenture that are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the entry into this First Supplemental Indenture has been authorized pursuant to a Board Resolution, as required by Section 8.02 of the Contingent Convertible Securities Indenture;

WHEREAS, as of December 27, 2016, no series other than the series established hereby has been created; and

WHEREAS, the Company has requested and does hereby request that the Trustee execute and deliver this First Supplemental Indenture, and whereas all actions required by the Company to be taken in order to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects,

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

Article 1
Definitions

Section 1.01.      Definition of Terms. For all purposes of this First Supplemental Indenture:

(a)             a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(b)             capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Contingent Convertible Securities Indenture;

(c)             the singular includes the plural and vice versa;

(d)             headings are for convenience of reference only and do not affect interpretation;

(e)             for purposes of this First Supplemental Indenture and the Contingent Convertible Securities Indenture, the term “series” shall mean the series of Securities designated as the Notes as defined in this First Supplemental Indenture;

(f)             the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this First Supplemental Indenture, refer to this First Supplemental Indenture as a whole and not to any particular provision of this First Supplemental Indenture;

(g)             the terms “dollars” and “U.S.$” mean United States Dollars;

(h)             the terms “pesos” and “Ps.” mean Mexican pesos, the legal currency in Mexico;

(i)              references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this First Supplemental Indenture;

(j)             wherever the words “include”, “includes” or “including” are used in this First Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”;

(k)            the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(l)             for purposes of this First Supplemental Indenture, references therein to any act or statute or any provision of any act or statute shall be deemed also to refer to any statutory modification or reenactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or reenactment; and

(m)           references to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders, other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognized regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

“Accrued Interest” means any accrued and unpaid interest on the Notes, excluding any interest which has been canceled in accordance with the terms of this First Supplemental Indenture.

“Additional Notes” has the meaning set forth in Section 2.01(c).

“Additional Tier 1 Capital (capital básico no fundamental)” means the amount of the non-core capital of Tier 1 Capital (capital básico), as such term is determined based on the Mexican Capitalization Requirements, also known as non-fundamental basic capital (capital básico no fundamental), as such determination may be amended from time to time.

“ADS” means the American Depositary Shares that are the subject of the ADS Depository Facility.

“ADS Depository Facility” means the deposit agreement among the Company, JPMorgan Chase Bank, N.A. and all holders from time to time of ADSs issued thereunder.

“ADS Depositary” means JPMorgan Chase Bank, N.A., as the depositary under the Company’s ADS Depository Facility.

“Assets” means the unconsolidated gross assets of the Company, as shown in the latest published audited balance sheet of the Company, adjusted for subsequent events in such manner as the directors of the Company may determine.

“Automatic Conversion” means the irrevocable and automatic release of all of the Company’s obligations under the Notes in consideration of the Company’s delivery of the Settlement Shares at the Conversion Price on the Conversion Date to the Settlement Share Depositary (on behalf of the Holders and Beneficial Owners) in accordance with the terms of the Notes or the Indenture.

The “Back-to-Back Note” means the perpetual subordinated non-preferred contingent capital note issued by the Bank to the Company in the same principal amount as the aggregate principal amount of the Notes and with substantially the same terms and conditions as the Notes, issued pursuant to an indenture that is substantially the same as the Indenture.

The “Bank” means Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, the Company’s licensed banking subsidiary.

“Beneficial Owners” shall mean (a) with respect to Global Notes, the owners of beneficial interests in the Notes prior to the occurrence of the Final Cancellation Date and (b) with respect to definitive Notes, the Holders in whose names the Notes are registered in the Contingent Convertible Security Register.

“Business Day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York or Mexico City are authorized or required by law, regulation or executive order to remain closed.

“Cancellation Date” means (i) with respect to any Note for which a Settlement Notice is received by the Settlement Share Depositary on or before the Notice Cut-Off Date, the applicable Settlement Date and (ii) with respect to any Note for which a Settlement Notice is not received by the Settlement Share Depositary on or before the Notice Cut-Off Date, the Final Cancellation Date.

A “Capital Event” shall occur if, in the Company’s reasonable determination, that, as a result of (a) the occurrence of any amendment to or change in the laws or any regulations thereunder of Mexico or (b) any official administrative pronouncement or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that the Bank will not be entitled to treat the Back-to-Back Note as Tier 1 Capital (capital básico), or the then-equivalent of Tier 1 Capital (capital básico) for purposes of the Mexican Capitalization Requirements, as then in effect and applicable to the Bank.

“Capital Supplement” means the Countercyclical Capital Supplement and the D-SIBs Capital Supplement, together with any other additional capital conservation or loss absorbency capital required to be constituted by Mexican banks pursuant to the Mexican Banking Law and the Mexican Capitalization Requirements.

“Cash Dividend” means any dividend or distribution in respect of the Ordinary Shares which is to be paid or made to the Shareholders as a class in cash (in whatever currency) and however described and whether payable out of share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to the Shareholders upon or in connection with a reduction of capital.

“CNBV” means the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) or any successor thereof.

“Conversion Amount” means (i) a conversion of the then Current Principal Amount of Notes in an amount that would be sufficient, together with the simultaneous conversion of the

Back-to-Back Note issued by the Bank to the Company by the same Conversion Amount and any concurrent pro rata write-down or conversion of any other Subordinated Non-Preferred Indebtedness issued by the Bank and then outstanding, to return the Bank’s Fundamental Capital Ratio to the then-applicable Fundamental Capital Ratio required by the CNBV in accordance with section iv, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the Issue Date is 7.0% (plus the amount required to restore any Countercyclical Capital Supplement and any Systemically Important Bank Capital Supplement to the minimum amounts required under the Mexican Capitalization Requirements on such Conversion Date); or, if no such amount, together with any such concurrent pro rata write-down or conversion, would be sufficient to so restore the Bank’s Fundamental Capital Ratio to the aforementioned amount, then (ii) conversion of the then Current Principal Amount of Notes in the amount necessary to reduce the principal amount of each outstanding Note to zero.

“Conversion Date” means, with respect to any Automatic Conversion resulting from a Conversion Trigger Event, the date specified in the Conversion Trigger Notice relating to such Conversion Trigger Event, which shall occur without delay upon, and in any event within one month of, the occurrence of such Conversion Trigger Event.

“Conversion Price” means, if the Ordinary Shares are (i) then admitted to trading on the Mexican Stock Exchange, the higher of (a) the volume weighted average of the Ordinary Shares closing price on the Mexican Stock Exchange for the thirty (30) consecutive Business Days immediately preceding the Conversion Date, with each closing price for the thirty (30) consecutive Business Days being converted from pesos into U.S. dollars at the then-prevailing exchange rate or (b) the floor price of Ps.20.30 converted into U.S. dollars at the then-prevailing exchange rate; or (ii) not then admitted to trading on the Mexican Stock Exchange, the floor price of Ps.20.30 converted into U.S. dollars at the then-prevailing exchange rate.

“Conversion Trigger Event” has the meaning set forth in Section 2.15(c).

“Conversion Trigger Notice” means the written notice to be delivered by the Company to DTC, the Trustee and the Holders in accordance with Section 1.06 of the Contingent Convertible Securities Indenture and in the form of Exhibit B attached hereto following the occurrence of the Conversion Trigger Event. The date on which the Conversion Trigger Notice shall be deemed to have been given shall be the date on which it is dispatched by the Company to DTC, the Trustee and the Holders. The Conversion Trigger Notice shall specify (i) that the Conversion Trigger Event has occurred, (ii) the Conversion Date, (iii) the then-prevailing Conversion Price (which Conversion Price shall remain subject to any subsequent adjustment pursuant to Article 3 up to the Conversion Date), (iv) the method of calculation for the relevant Conversion Amount, (v) the contact details of any Settlement Share Depositary, or, if the Company has been unable to appoint a Settlement Share Depositary, such other arrangements for the delivery of the Settlement Shares or, if the Holder elects, ADSs to the Holders as it shall consider reasonable in the circumstances, and (vi) the Suspension Date and that the Notes shall remain in existence for the sole purpose of evidencing the Holder’s right to receive Settlement Shares or, if the Holder elects, ADSs from the Settlement Share Depositary and that the Notes may continue to be transferable until the Suspension Date.

“Converted Principal Amount” means the amount by which the principal of any Note has been converted by any one or more Automatic Conversions.

“Countercyclical Capital Supplement” means any applicable additional countercyclical amount of capital that may be required from Mexican banks, as determined by the CNBV pursuant to the Mexican Banking Law and the Mexican Capitalization Requirements.

“Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the daily Volume Weighted Average Price of an Ordinary Share on each of the five (5) consecutive Dealing Days ending on the Dealing Day immediately preceding such date; provided that, if at any time during the said five (5) Dealing-Day period the Volume Weighted Average Price shall have been based on a price ex-dividend (or ex-any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-dividend (or cum-any other entitlement), then:

(i)       if the Ordinary Shares to be created, issued, transferred or delivered are not entitled to the dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price cum-dividend (or cum-any other entitlement), shall, for the purposes of this definition, be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement relating to such dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit; or

(ii)      if the Ordinary Shares to be created, issued, transferred or delivered are entitled to the dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price ex-dividend (or ex-any other entitlement) shall, for the purposes of this definition, be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement relating to such dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

and provided further that, if on each of the said five (5) Dealing Days, the Volume Weighted Average Price shall have been based on a price cum-dividend (or cum-any other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be delivered are not entitled to that dividend (or other entitlement), the Volume Weighted Average Price on each of such dates shall, for the purposes of this definition, be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement relating to such dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

and provided further that, if the Volume Weighted Average Price of an Ordinary Share is not available on one or more of the said five (5) Dealing Days (disregarding for this purpose the proviso to the definition of Volume Weighted Average Price), then the average of such Volume

Weighted Average Prices which are available in that five (5) Dealing-Day period shall be used (subject to a minimum of two such prices), and if only one, or no, such Volume Weighted Average Price is available in the relevant period, the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

“Current Principal Amount” means in respect of each Note, at any time, the outstanding principal amount of such Note, being the Original Principal Amount of such Note as such amount may be reduced, on one or more occasions, as a result of an Automatic Conversion or a redemption of the Notes, as the case may be.

“Dealing Day” means a day on which the Relevant Stock Exchange or relevant stock exchange or securities market is open for business and on which Ordinary Shares or Other Instruments may be dealt in (other than a day on which the Relevant Stock Exchange or relevant stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

“D-SIB” means any domestic systemically important bank, as determined by the CNBV annually pursuant to the Mexican Banking Law and the Mexican Capitalization Requirements.

“D-SIBs Capital Supplement” means the additional loss absorbency capital to be constituted by D-SIBs to reflect the greater risk that they pose to the domestic financial system, as determined by the CNBV pursuant to the Mexican Banking Law and the Mexican Capitalization Requirements.

“DTC” means The Depository Trust Company, or any successor clearing system.

“Enforcement Event” has the meaning set forth in Section 4.01.

“Excess Settlement Shares” has the meaning set forth in Section 2.16(c).

“Extraordinary Dividend” means any Cash Dividend that is expressly declared by the Company to be a capital distribution, extraordinary dividend, extraordinary distribution, special dividend, special distribution or return of value to its Shareholders as a class, or any analogous or similar term, in which case the Extraordinary Dividend shall be such Cash Dividend.

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined by an Independent Financial Adviser in good faith, provided that (i) the Fair Market Value of a Cash Dividend shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Other Instruments are publicly traded on a stock exchange or securities market of adequate liquidity (as determined in good faith by an Independent Financial Adviser), the Fair Market Value of such Other Instruments shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Other Instruments, during the period of five (5) Dealing Days on the relevant stock exchange or securities market commencing on such date (or, if later, the first such Dealing Day such Other Instruments are publicly traded) or such shorter period as such Other Instruments are publicly traded; and (iv) where Other Instruments are not publicly traded on a stock exchange or securities market of adequate liquidity (as aforesaid), the Fair Market Value of such Other Instruments shall be determined in good faith by an Independent Financial Adviser, on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per Ordinary Share, the dividend yield of an Ordinary Share, the volatility of such market price, prevailing interest rates and the terms of such Other Instruments, including as to the expiry date and exercise price (if any) thereof. Such amounts shall, in the case of (i) above, be translated into the Relevant Currency (if declared, announced, made, paid or payable in a currency other than the Relevant Currency, and if the relevant dividend is payable at the option of the Company or a Shareholder in any currency additional to the Relevant Currency, the relevant dividend shall be treated as payable in the Relevant Currency) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the Cash Dividend in the Relevant Currency; and, in any other case, shall be translated into the Relevant Currency (if expressed in a currency other than the Relevant Currency) at the Prevailing Rate on that date. In addition, in the case of (i) and (ii) above, the Fair Market Value shall be determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit.

“Final Cancellation Date” means the date, as specified in the Settlement Request Notice, on which the Converted Principal Amount of the Notes in relation to which no Settlement Notice has been received by the Settlement Share Depositary on or before the Notice Cut-Off Date shall be canceled, which date may be up to twelve (12) Business Days following the Notice Cut-Off Date.

“First Call Date” means January 20, 2022.

“Fundamental Capital (capital fundamental)” means capital fundamental, as calculated pursuant to the applicable Mexican Capitalization Requirements.

“Fundamental Capital Ratio” means, with respect to the Bank, the ratio of Fundamental Capital (capital fundamental) to risk weighted assets expressed as a percentage applicable to Mexican banks calculated pursuant to the Mexican Capitalization Requirements.

“Group” means Grupo Financiero Santander México, S.A.B. de C.V., together with its consolidated subsidiaries.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and most recent H.15 means the H.15 published closest in time but prior to the close of business on the third Business Day prior to the applicable Reset Date.

“Holder” means a Person in whose name a Note in global or definitive form is registered in the Contingent Convertible Security Register.

“Indebtedness for Money Borrowed” means any obligation of, or any obligation guaranteed by the Company (to the extent permitted under applicable law) for the repayment of borrowed money, whether or not evidenced by notes, debentures, debt securities or other written instruments, but shall not include (a) any trade accounts payable in the ordinary course of business, (b) any such indebtedness that by its terms ranks junior in right of payment and in liquidation to Subordinated Non-Preferred Indebtedness, (c) indebtedness to any of the

Company’s employees, (d) indebtedness which, when incurred, was without recourse to the Company, and (e) any other indebtedness that would otherwise qualify as Indebtedness for Money Borrowed to the extent that such indebtedness, by its terms, ranks pari passu with or junior in right of payment and in liquidation to any of the indebtedness described in clause (a) or (b) above.

“Independent Financial Adviser” means an independent financial institution of international repute appointed by the Company at its own expense.

“INDEVAL” means the Mexican securities clearing system S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

“Interest Cancellation Event” has the meaning set forth in Section 2.04.

“Interest Payment Date” means each of January 20, April 20, July 20 and October 20 of each year, commencing on April 20, 2017.

“ISE” means The Irish Stock Exchange plc.

“Issue Date” means the date on which the Notes are initially issued, which is expected to be December 29, 2016.

“Liquidation Distribution” means the Liquidation Preference per Note without any accrued interest, which shall be canceled upon the occurrence of a Liquidation Event.

“Liquidation Event” has the meaning set forth in Section 5.03(a).

“Liquidation Preference” means the then Current Principal Amount of each Note at the time the Liquidation Distribution is paid.

“Mexican Banking Law” means the Ley de Instituciones de Crédito of Mexico, as replaced or amended, or any successor thereof.

“Mexican Bankruptcy Law” means the Ley de Concursos Mercantiles, as replaced or amended, or any successor thereof.

“Mexican Capitalization Requirements” means the capitalization requirements for commercial banks, including the Bank, set forth under the Mexican Banking Law and the general rules applicable to Mexican banks, as such laws and regulations may be amended or superseded.

“Mexican Financial Groups Law” means the Ley para Regular las Agrupaciones Financieras, as replaced or amended, or any successor thereof.

“Mexican Securities Market Law” means the Ley del Mercado de Valores, as replaced or amended, or any successor thereof.

“Mexican Stock Exchange” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

“Notice Cut-Off Date” means the date by which the Settlement Notice must be received by the Settlement Share Depositary, as specified as such in the Settlement Request Notice.

“Ordinary Shares” means the Company’s Series B and Series F shares, collectively.

“Original Principal Amount” means, in respect of each Note, the amount of the denomination of such Note on the Issue Date.

“Other Instruments” means options, warrants, rights, convertible securities, exchangeable securities or other similar securities granting a right to subscribe for or purchase or acquire ordinary shares in the capital of the Company(and each an “Other Instrument”).

“Performance Obligation” has the meaning specified in Section 4.04.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser shall in good faith prescribe.

“Principal Non-Payment Event” has the meaning specified in Section 4.03.

“Prospectus” means the base prospectus on Form F-3 related to the offering and sale of the Notes dated December 21, 2016, as supplemented by the prospectus supplement dated December 23, 2016 and as may be further amended or supplemented.

“Record Date” means the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

“Relevant Currency” means pesos or, if at the relevant time or for the purposes of the relevant calculation or determination the Mexican Stock Exchange is not the Relevant Stock Exchange, the currency in which the Ordinary Shares are quoted or dealt in on the Relevant Stock Exchange at such time.

“Relevant Page” means the relevant page on Bloomberg or such other information service provider that displays the relevant mid-price information.

“Relevant Stock Exchange” means the Mexican Stock Exchange or, if at the relevant time the Ordinary Shares are not at that time listed and admitted to trading on the Mexican Stock Exchange, the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or accepted for dealing.

“Reset Date” means the First Call Date and every fifth anniversary thereafter.

“Reset Determination Date” means, with respect to any Reset Date, the second Business Day immediately preceding such Reset Date.

“Reset Period” shall have the meaning set forth in Section 2.02.

“Santander España” means Banco Santander, S.A., the Spanish bank that is the controlling shareholder of the Company.

“Senior Indebtedness” means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, unless the terms thereof specifically provide that it is not superior in right of payment and in liquidation to the Subordinated Preferred Indebtedness, and any deferrals, renewals or extensions of such Senior Indebtedness.

“Settlement Date” means:

(i)       with respect to any Note in relation to which a Settlement Notice is received by the Settlement Share Depositary on or before the Notice Cut-Off Date, the date that is two (2) Business Days after the latter of (x) the Conversion Date and (y) the date on which the relevant Settlement Notice has been received by the Settlement Share Depositary; and

(ii)       with respect to any Note in relation to which a Settlement Notice is not so received by the Settlement Share Depositary on or before the Notice Cut-Off Date, the date on which the Settlement Share Depositary delivers the relevant Settlement Shares, or, if the Holder elects, ADSs to the relevant Holders or Beneficial Owners.

“Settlement Notice” means a written notice (substantially in the form attached hereto as Exhibit E) to be delivered by a Holder or Beneficial Owner (or custodian, broker, nominee or other representative thereof) to the Settlement Share Depositary on or before the Notice Cut-Off Date containing the following information: (i) the name of the Holder or Beneficial Owner (or custodian, broker, nominee or other representative thereof), (ii) the Tradable Amount of the book-entry interests in the Notes held by such Holder or Beneficial Owner (or custodian, broker, nominee or other representative thereof) on the date of such notice, (iii) the name to be entered in the Company’s share register or in records maintained by INDEVAL or an INDEVAL custodian, (iv) whether Settlement Shares are to be delivered to the Holder or Beneficial Owner or ADSs, if the Holder elects, are to be deposited with the ADS Depositary on behalf of the Holder or Beneficial Owner through the Company’s ADS facility, (v) the details of the DTC, INDEVAL or other clearing system account, the details of the registered account in the Company’s ADS facility or, if the Settlement Shares are not a participating security in DTC, INDEVAL or another clearing system, the address to which the Settlement Shares (if not expected to be delivered through DTC or INDEVAL) should be delivered and (vi) such other details as may be required by the Settlement Share Depositary.

“Settlement Request Notice” means the written notice (substantially in the form attached hereto as Exhibit D) to be delivered by the Company to the Trustee directly and to DTC as the Holder of the Global Notes (or, if the Notes are in definitive form, by the Company to the

Trustee directly and to the Holders at their registered addresses as shown on the Contingent Convertible Security Register) on the Suspension Date requesting that Holders and Beneficial Owners complete a Settlement Notice and specifying (i) the Notice Cut-Off Date and (ii) the Final Cancellation Date.

“Settlement Share Depositary” means a reputable financial institution, depository entity, trust company or similar entity (which in each such case is wholly independent of the Company) to be appointed by the Company on or prior to any date when a function ascribed to the Settlement Share Depositary in the Indenture is required to be performed, to perform such functions and which will be required to undertake, for the benefit of the Holders and Beneficial Owners, to hold the Settlement Shares on behalf of such Holders and Beneficial Owners in one or more segregated accounts.

“Settlement Shares” means the Ordinary Shares credited as fully paid to be released and delivered by the Company to the Settlement Share Depositary on the Conversion Date.

“Shareholders” means the holders of Ordinary Shares.

“Special Event” means a Capital Event or a Tax Event.

“Subordinated Non-Preferred Indebtedness” refers to obligaciones subordinadas no preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness and Subordinated Preferred Indebtedness, but is senior in right of payment and in liquidation to all classes of the Company’s capital stock, and any deferrals, renewals or extensions of such Subordinated Non-Preferred Indebtedness.

“Subordinated Preferred Indebtedness” refers to obligaciones subordinadas preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness, but is senior in right of payment and in liquidation to Subordinated Non-Preferred Indebtedness and all classes of the Company’s capital stock, and any deferrals, renewals or extensions of such Subordinated Preferred Indebtedness.

“Suspension Date” means the date specified in the Conversion Trigger Notice as the date on which DTC shall suspend all clearance and settlement of transactions in the Notes in accordance with its rules and procedures.

“Systemically Important Bank Capital Supplement” means a capital supplement imposed by the CNBV on D-SIBs, as determined from time to time.

“Tax Event” means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of a Change in Tax Law, there is more than an insubstantial risk that interest payable by the Company on the Notes is not or will not be deductible by the Company in whole or in part for Mexican income tax purposes.

“Tier 1 Capital (capital básico)” means the basic capital (capital básico) of the Total Net Capital (capital neto), as such term is determined based on the Mexican Capitalization Requirements, as such determination may be made from time to time, which is comprised of Fundamental Capital (capital fundamental) and Additional Tier 1 Capital (capital básico no fundamental).

“Tier 2 Capital (capital complementario)” means the additional capital (capital complementario) of the Total Net Capital (capital neto), as such term is determined based on the Mexican Capitalization Requirements, as such determination may be amended from time to time.

“Total Net Capital (capital neto)” means net capital (capital neto), as such term is determined based on the Mexican Banking Law and the Mexican Capitalization Requirements, also known as Tier 1 Capital (capital básico) plus Tier 2 Capital (capital complementario), as such determination may be amended from time to time.

“Tradable Amount” has the meaning specified in Section 2.01(m) hereof.

“Treasury Yield” means, as of the Reset Determination Date, an interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date, and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the United States public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Determination Date, and (B) the other maturing as close as possible to, but later than the Reset Date following the next succeeding Reset Determination Date, in each case as published in the most recent H.15, or, if a weekly average yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date is published in the most recent H.15, such weekly average yield to maturity as published in such H.15.

“Volume Weighted Average Price” means, in respect of an Ordinary Share or Other Instrument on any Dealing Day, the order book volume weighted average price of an Ordinary Share or Other Instrument published by or derived (in the case of an Ordinary Share) from the relevant Bloomberg page or (in the case of an Other Instrument (other than Ordinary Shares)) from the principal stock exchange or securities market on which such Other Instruments are then listed or quoted or dealt in, if any, or, in any such case, such other source as shall be determined in good faith to be appropriate by an Independent Financial Adviser on such Dealing Day, provided that if on any such Dealing Day such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share or Other Instrument, in respect of such Dealing Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Dealing Day on which the same can be so determined or determined as an Independent Financial Adviser might otherwise determine in good faith to be appropriate.

“Withholding Tax Event” means (i) the receipt by the Company and the delivery to the Trustee of an opinion of a law firm nationally recognized in the Relevant Jurisdiction and experienced in such matters to the effect that, as a result of (a) any amendment to or change (including an official announcement of any prospective change) in the laws or treaties (or any rules or regulations thereunder) of any Relevant Jurisdiction affecting taxation, (b) any judicial decision, administrative pronouncement or regulatory procedure, of any Relevant Jurisdiction (each, an “Administrative Action”), or (c) any amendment to or change in the official position or the official interpretation of such Administrative Action that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body having appropriate jurisdiction, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Notes (collectively, a “Change in Tax Law”), there is more than an insubstantial risk that the Company is or will be liable for a payment of Additional Interest in excess of the Additional Interest attributable to a 10% (or 4.9%, if at such time Santander España and its affiliates do not own 5% or more of the Current Principal Amount of the Notes) withholding tax in respect of the Notes, and (ii) the delivery to the Trustee of a certificate signed by the Company’s chief financial officer stating that the requirement to make such withholding or deduction cannot be avoided by taking reasonable measures available to the Company (such measures not involving any material cost to the Company or the incurrence by it of any other tax or penalty or changing its place of residence). For the avoidance of doubt, reasonable measures shall include a change in the jurisdiction of a Paying Agent.

Section 1.02.      Separability Clause. In case any provision in this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.03.      Benefits of Instrument. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 1.04.      Relation to Contingent Convertible Securities Indenture. This First Supplemental Indenture constitutes an integral part of the Contingent Convertible Securities Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders and Beneficial Owners and shall not be deemed to amend, modify or supplement the Contingent Convertible Securities Indenture for any purpose other than with respect to the Notes; provided that pursuant to and in accordance with Section 3.08 of the Contingent Convertible Securities Indenture, the duties of the Trustee under the Indenture shall extend only to Persons deemed to be Holders.

Article 2
The Notes

Section 2.01.      Form, Title, Terms and Payments. The form of any security that is designated as a Note shall be evidenced by one or more global notes in registered form (each, a “Global Note”) deposited with, or held on behalf of, DTC on the Issue Date. The Global Notes shall be registered in the name of Cede & Co. and executed and delivered in substantially the form attached hereto as Exhibit A. The terms of the Global Notes are hereby incorporated herein by reference and made a part hereof as if set forth herein in full.

(a)             There is hereby established a new series of securities designated as the U.S.$500,000,000 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (the “Notes”).

(b)             The Notes shall be issued in denominations of U.S.$200,000 principal amount and integral multiples of U.S.$1,000 in excess thereof.

(c)             The Notes shall be initially limited in aggregate principal amount to U.S.$500,000,000. The Company may from time to time, without the consent of the Holders of the Notes then outstanding, but subject to the approval of Banco de México, issue additional Notes (the “Additional Notes”) having the same ranking and same interest rate, interest cancellation terms, redemption terms, Conversion Price and other terms as the Notes described in this First Supplemental Indenture, except for the price to the public and Issue Date. Any such Additional Notes shall rank equally and ratably with the Notes in all respects, so that any such Additional Notes shall be consolidated and form a single series with the Notes.

(d)             The Notes shall be perpetual Securities and shall have no Stated Maturity in respect of principal.

(e)             The Notes shall not have a sinking fund.

(f)             Any proposed transfer of an interest in the Notes held in the form of a Global Note shall be effected through the book-entry system maintained by DTC.

(g)             The interest rate on the Notes is set forth in Section 2.02 hereof.

(h)             All references to Foreign Government Securities and U.S. Government Obligations in the Contingent Convertible Securities Indenture shall be deleted in their entirety and be inapplicable to the Notes, including, but not limited to, the definition of “Outstanding” in the Contingent Convertible Securities Indenture and any references to such terms in Sections 4.01, 4.02 and 4.03 of the Contingent Convertible Securities Indenture.

(i)             Payments in respect of the Notes, including payments of principal and interest, shall be subject to the conditions set forth under Sections 2.02, 2.03, 2.04, 2.05, 2.08 and 2.13 hereof.

(j)             The Notes shall be subject to Automatic Conversion following the occurrence of a Conversion Trigger Event as provided in Section 2.15 hereof and shall be subject to the Enforcement Events as provided in Article 4 hereof.

(k)            The Company may redeem or repurchase the Notes in accordance with Sections 2.09, 2.10, 2.11, 2.12 and 2.14 hereof.

(l)             The Company shall undertake reasonable efforts to list the Notes on the Global Exchange Market of the ISE. In the event that the Notes are admitted to listing on the ISE, the

Company shall use its reasonable best efforts to maintain such listing as long as the Notes remain outstanding; provided, that, if the Company determines that it is unduly burdensome to maintain a listing on the ISE, the Company may delist the Notes from the ISE. The Company shall notify the Trustee and the Holders of any listing or delisting of the Notes.

(m)             The denomination of each book-entry interest in a Global Note shall be the “Tradable Amount” of such book-entry interest. Prior to any Automatic Conversion, the aggregate Tradable Amount of the book-entry interests in each Global Note shall be equal to such Global Note’s then Current Principal Amount. Following an Automatic Conversion, the principal amount of each Note shall be reduced by an amount equal to the Converted Principal Amount arising from such Automatic Conversion, but the Tradable Amount of the book-entry interests in each Global Note shall remain unchanged as a result of the Automatic Conversion until the distribution of the Settlement Shares arising from such Automatic Conversion, at which time the Tradable Amount shall be reduced by an amount equal to the Converted Principal Amount arising from such Automatic Conversion.

(n)             The obligations under the Notes are unsecured and not guaranteed, or otherwise eligible for reimbursement, by the Instituto para la Protección al Ahorro Bancario or any other Mexican governmental agency or by the Company’s subsidiaries or affiliates or any other entity that is a part of the Group.

Section 2.02.      Interest. Subject to a prior redemption or one or more Automatic Conversions:

(a)             From and including the Issue Date to but excluding the First Call Date, interest shall accrue on the then Current Principal Amount of Notes at an initial rate equal to 8.500% per annum. Subject to a prior redemption or one or more Automatic Conversions, from and including each Reset Date, including the First Call Date, to but excluding the next succeeding Reset Date (each such period, a “Reset Period”), interest shall accrue on the then Current Principal Amount of the Notes at a rate per annum equal to the sum of the then-prevailing Treasury Yield on the relevant Reset Determination Date and 647.20 basis points (rounded to two decimal places, with 0.005 being rounded down). Subject to Sections 2.03, 2.04, 2.15 and Article 5, interest, if any, on the Notes shall be payable in four equal quarterly installments in arrears on each Interest Payment Date in the relevant Reset Period, provided that if any scheduled Interest Payment Date is not a Business Day, the Company shall pay such interest, to the extent the Company elects to make an interest payment, on the next Business Day, and no further interest or other payment shall be owed or made in respect of such delay. If any scheduled redemption date is not a Business Day, payment of interest, if any, and principal shall be postponed to the next Business Day, but interest on that payment shall not accrue during the period from and after the scheduled redemption date. Subject to Sections 2.03, 2.04 and 2.15 below, if any interest payment is to be made with respect of the Notes on a date other than an Interest Payment Date, including on any scheduled redemption date, it shall be calculated by the Paying Agent by applying the interest rate applicable during the applicable Reset Period and multiplying the product by “30/360” and rounding the resulting figure to the nearest cent (half a cent being rounded upward). For this purpose, “30/360” means, in respect of any period, the number of days in the relevant period, from and including the first day in such period to but excluding the last day in such period, such number of days being calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, divided by 360.

Section 2.03.      Interest Payments Discretionary and Non-cumulative.

(a)             Interest on the Notes shall be due and payable only at the sole discretion of the Company, and the Company shall have sole and absolute discretion at all times and for any reason to cancel any interest payment (in whole or in part) that would otherwise be payable on any Interest Payment Date. If the Company elects not to make an interest payment in respect of the Notes on the relevant Interest Payment Date, or if the Company elects to make a payment of a portion, but not all, of such interest payment, such non-payment shall evidence the Company’s exercise of its discretion to cancel such interest payment (or the portion of such interest payment not paid), and accordingly such interest payment (or the portion thereof not paid) shall be canceled and shall not be or become due and payable. For the avoidance of doubt, if the Company provides notice to cancel a portion, but not all, of an interest payment in respect of the Notes, and the Company subsequently does not make a payment of the remaining portion of such interest payment on the relevant Interest Payment Date, such non-payment shall evidence the Company’s exercise of its discretion to cancel such remaining portion of such interest payment, and accordingly such remaining portion of the interest payment shall also not be due and payable.

(b)             Interest on the Notes shall only be due and payable on an Interest Payment Date to the extent that it is not canceled (in whole or in part) in accordance with the provisions set forth in Section 2.03(a), Section 2.04, Section 2.15(j) and Article 5 hereof, respectively, and any interest canceled (in whole or in part) pursuant to such sections shall not be due and shall not accumulate or be payable at any time thereafter, and Holders and Beneficial Owners shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation of interest in respect of the Notes.

(c)             Any cancellation of interest pursuant to this Section 2.03 shall not constitute a default under the terms of the Notes or this Indenture, and the Holders and Beneficial Owners of the Notes shall have no rights thereto or to receive any additional interest, penalty or compensation as a result of such cancellation.

(d)             The Notes shall cease to bear interest from, and including, the date of any redemption of the Notes as described under Sections 2.09, 2.10 and 2.11 unless payment and performance of all amounts and obligations due by the Company in respect of the Notes are not properly and duly made, in which event interest shall continue to accrue on the Notes until payment and performance of all amounts and obligations have been properly and duly made. Furthermore, in the event of an Automatic Conversion upon the occurrence of a Conversion Trigger Event or a Liquidation Event, any accrued but unpaid interest on the Notes shall be canceled upon the occurrence of such Conversion Trigger Event or Liquidation Event, as the case may be, and such interest shall not become due and payable at any time nor shall any further interest accrue.

Section 2.04.      Mandatory Cancellation of Interest Payments.

(a)             Interest due on the Notes from the Company shall be automatically canceled if (a) the Bank is classified as Class II or below pursuant to Article 122 of the Mexican Banking Law and the regulations thereunder, which specify capitalization requirements, or if, as a result of the applicable payment of interest, the Bank would be classified as Class II or below or (b) any financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company experiences a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas De Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law, (each an “Interest Cancellation Event”). As of the Issue Date, the minimum capital ratios to be classified as Class I (and, as a result, not Class II or below) are (i) 10.5% in respect of Total Net Capital (capital neto), (ii) 8.5% in the case of Tier 1 Capital (capital básico) and (iii) 7.0 % in the case of Fundamental Capital (capital fundamental), plus in each case, any other applicable capital supplement (as of the Issue Date, within a four-year period starting December 31, 2016, a Systemically Important Bank Capital Supplement for Grade III banks of 1.20% and any Countercyclical Capital Supplement applicable to the Bank).

(b)             In the event of a cancellation of the payment of interest on the Notes, the Company shall notify the Holders and the Trustee in accordance with the procedures described in Section 2.06. Failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest (and accordingly, such interest shall not be due and payable), or give the Holders and Beneficial Owners of the Notes any rights. Canceled interest shall not be due and payable. Any such cancellation shall not constitute a default under the terms of the Notes or the Indenture, and the Holders and Beneficial Owners of the Notes shall not have any right to such interest or to receive any additional interest or compensation as a result of such cancellation. Payments of interest due on the Notes shall not be cumulative, so that in the event that payments of interest are canceled in accordance with this Section 2.04(b), Holders shall not have the right to claim and receive canceled interest, even if the Bank thereafter satisfies applicable capitalization requirements. If an Interest Cancellation Event is in effect on any Automatic Conversion of the Notes upon the occurrence of a Conversion Trigger Event, the Company shall convert the Notes on such date but shall cancel any and all interest accrued.

Section 2.05.      Agreement to Interest Cancellation. By its acquisition of the Notes, each Holder and each Beneficial Owner shall be deemed to have acknowledged and agreed that:

(a)             interest is payable solely at the discretion of the Company, and no amount of interest shall become due and payable in respect of the relevant interest period to the extent that it has been canceled (in whole or in part) by the Company at the Company’s sole discretion and/or has been canceled as a result of the occurrence and continuation of an Interest Cancellation Event;

(b)             a cancellation of interest (in whole or in part) in accordance with the terms of the Indenture and the Notes shall not constitute a default in payment or otherwise under the terms of the Notes or the Indenture; and

(c)             neither an Automatic Conversion nor a cancellation of interest (in whole or in part) in accordance with the terms of the Indenture and the Notes shall give rise to a default of the purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

Section 2.06.      Notice of Interest Cancellation. Notwithstanding anything to the contrary in the Indenture (including Section 1.06 of the Contingent Convertible Securities Indenture), if practicable, the Company shall provide notice of any cancellation of interest (in whole or in part) to the Holders of the Notes through DTC (or, if the Notes are held in definitive form, to the Holders directly at their addresses shown in the Contingent Convertible Security Register) and to the Trustee directly on or prior to the relevant Interest Payment Date. Failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest (and accordingly, such interest shall not be due and payable), or give the Holders and Beneficial Owners any rights as a result of such failure.

Section 2.07.      Other Restrictions on Certain Payments.

(a)             Unless the most recent payable accrued interest and any Additional Interest (as defined below) on the Notes have been paid, the Company shall not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or (2) make any payment of premium, if any, or interest on or repay, repurchase or redeem any of its Subordinated Non-Preferred Indebtedness.

(b)             When any accrued interest payment is not paid in full on the then Current Principal Amount of the Notes or any other outstanding Subordinated Non-Preferred Indebtedness, all interest payments on the then Current Principal Amount of the Notes and any other Subordinated Non-Preferred Indebtedness during the twelve (12) month period commencing on the date of the missed or incomplete interest payment shall be paid pro rata so that the amounts of interest paid on the then Current Principal Amount of Notes and any other Subordinated Non-Preferred Indebtedness during that period shall in all cases bear to each other the same ratio as the ratio of (i) the scheduled interest payments on the then Current Principal Amount of the Notes during such period, without giving effect to any cancellation, and (ii) the scheduled interest payments on the then-outstanding principal amount of such Subordinated Non-Preferred Indebtedness during such period, without giving effect to any cancellation.

Section 2.08.      Payment of Principal, Interest and Other Amounts.

(a)             Payments of principal of and interest, if any, on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Notes represented by a Global Note shall be made through one or more Paying Agents appointed under the Contingent Convertible Securities Indenture to DTC or its nominee, as the Holder of the Global Note. Initially, the Paying Agent and the Contingent Convertible Security Registrar for the Notes shall be The Bank of New York Mellon, 101 Barclay Street, Floor 7-E, New York, New York 10286. The Company may change the Paying Agent without prior notice to the Holders and Beneficial Owners of the Notes, and in such an event the Company may act as Paying Agent or Contingent Convertible Security Registrar.

(b)             Payments of principal, interest and other amounts in respect of the Notes represented by a Global Note shall be made by wire transfer of immediately available funds on the date such payment is scheduled to be paid. The Company shall, on the Business Day prior to each date on which any payment in respect of the Notes becomes due, transfer to the Paying Agent such amount as may be required for the purposes of such payment no later than 11:00 a.m. New York City time.

Section 2.09.      Optional Redemption.

(a)             The Company may, at its option, redeem the Notes on the First Call Date and on any Interest Payment Date thereafter, in whole (up to the then Current Principal Amount) or in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes and any Additional Interest up to but excluding the Redemption Date (an “Optional Redemption”).

(b)             The Company shall not redeem the Notes pursuant to this Section 2.09 unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable Redemption Date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Optional Redemption.

(c)             In the event of a partial Optional Redemption of the Notes, the Notes shall be redeemed from each Holder thereof pro rata according to the then Current Principal Amount of the Notes held by the relevant Holder in relation to the then Current Principal Amount of all Notes; provided, however, that Global Notes to be redeemed that are held through DTC shall be selected in accordance with the applicable procedures of DTC. In respect of Notes held by DTC or its nominee, the distribution of the proceeds from such redemption shall be made to DTC or its nominee and disbursed by DTC or its nominee in accordance with the procedures applied by DTC or its nominee. In determining the proration of the Notes to be redeemed, the Company may make such adjustments as may be appropriate in order that only the Notes in authorized denominations shall be redeemed, subject to the minimum denominations set forth in this First Supplemental Indenture.

(d)             The Company’s obligation to obtain Banco de México’s authorization to redeem the Notes prior to the applicable Redemption Date, and the summary of Mexican regulations described in Section 2.09(b) are included herein for information purposes only and shall not grant any rights to the Holders to have the Notes redeemed, even if such authorization is obtained.

Section 2.10.      Withholding Tax Redemption.

(a)             The Company may, at its option, redeem the Notes at any time in whole (up to the then Current Principal Amount) but not in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes, plus any Additional Interest, up to, but excluding, the Redemption Date, upon the occurrence of a Withholding Tax Event (a “Withholding Tax Redemption”); provided that the Company shall not redeem the Notes pursuant to this Section 2.10, unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the date of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable redemption date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Withholding Tax Redemption.

(b)             The Company’s obligation to obtain Banco de México’s authorization to redeem the Notes prior to the applicable Redemption Date, and the summary of Mexican regulations described in Section 2.10(a) are included herein for information purposes only and shall not grant any rights to the Holders to have the Notes redeemed, even if such authorization is obtained.

Section 2.11.      Special Event Redemption.

(a)             The Company may, at its option, redeem the Notes at any time in whole (up to the then Current Principal Amount) but not in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes, plus Additional Interest, up to, but excluding, the Redemption Date, upon the occurrence of a Special Event (a “Special Event Redemption”); provided that the Company shall not redeem the Notes pursuant to this Section 2.11, unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the date of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable redemption date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Special Event Redemption.

(b)             The Company’s obligation to obtain Banco de México’s authorization to redeem the Notes prior to the applicable Redemption Date, and the summary of Mexican regulations described in Section 2.11(a) are included herein for information purposes only and shall not grant any rights to the Holders to have the Notes redeemed, even if such authorization is obtained.

Section 2.12.      Redemption Procedures. Any redemption of the Notes shall occur pursuant to the procedures set forth in Article 10 of the Contingent Convertible Securities Indenture. In addition:

(a)             If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the payment of the redemption amount with respect to such redemption a Conversion Trigger Event has occurred, such notice of redemption shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

(b)             If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the date of any such redemption Banco de México has objected to or refused to grant permission to the Company, as applicable, to redeem the relevant Notes, such notice of redemption shall be automatically rescinded and shall be of no force and effect and no payment in respect of any redemption amount, if applicable, shall be due and payable.

(c)             If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the payment of the redemption amount with respect to such redemption the Bank is not in compliance with the Mexican Capitalization Requirements or any alternative or additional pre-conditions required by Banco de México as a pre-requisite to its permission for such redemption, such notice of redemption shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

Section 2.13.      Canceled Interest Not Payable upon Redemption. Any interest payments that have been canceled pursuant to Sections 2.03 or 2.04 hereof shall not be payable if the Notes are redeemed pursuant to Sections 2.09, 2.10 or 2.11 hereof.

Section 2.14.      Optional Repurchase.

(a)             Subject to applicable law, the Company may at any time and from time to time repurchase, or procure others to repurchase for the Company’s account, Notes in the open market by tender or by private agreement in any manner and at any price or at differing prices. Notes purchased or otherwise acquired by the Company shall be surrendered to the Trustee for cancellation (in which case all Notes so surrendered shall forthwith be canceled in accordance with applicable law and thereafter may not be reissued or resold). Any such purchases shall be subject to the satisfaction of the following conditions: (x)(a) the Bank maintains, and after giving effect to the repurchase of the Notes by the Company and any concurrent cancellation of the same amount of the Back-to-Back Note by the Bank, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the amount of the Back-to-Back Note so canceled such that it remains in compliance with the Mexican Capitalization Requirements, and (y) the Company has obtained the authorization from Banco de México to repurchase the Notes prior to the applicable repurchase date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to repurchase any Notes that the Company had agreed to repurchase.

(b)             The Company’s obligation to obtain Banco de México’s authorization to repurchase the Notes prior to the applicable date of repurchase, and the summary of Mexican regulations described in Section 2.14(a) are included herein for information purposes only and shall not grant any rights to the Holders to have the Notes repurchased, even if such authorization is obtained.

Section 2.15.      Automatic Conversion upon Conversion Trigger Event.

(a)             Upon the occurrence of a Conversion Trigger Event, on the Conversion Date, the then Current Principal Amount of the Notes shall be automatically reduced in one or more Automatic Conversions by the applicable Conversion Amount and the Converted Principal Amount relating to such Automatic Conversions shall be converted exclusively into (i) if the Holder is Santander España, the Company’s Series F shares and (ii) if the Holder is not Santander España, the Company’s Series B shares, in each case credited as fully paid (the “Settlement Shares”) at the Conversion Price and in accordance with the terms set forth herein. Settlement Shares upon any Automatic Conversion shall be released and delivered by the Company to the Settlement Share Depositary (on behalf of the Holders and Beneficial Owners) on the Conversion Date, in consideration for which all of the Company’s obligations with respect to the Converted Principal Amount under the Notes resulting from such Automatic Conversion shall be irrevocably and automatically terminated, and under no circumstances shall such terminated obligations be reinstated.

(b)             If the Company has been unable to appoint a Settlement Share Depositary, it shall make such other arrangements for the delivery of the Settlement Shares to the Holders as it shall consider reasonable in the circumstances, which may include delivering the Settlement Shares to another independent nominee or to the Holders directly, which delivery of the Settlement Shares shall irrevocably and automatically release all of the Company’s obligations under the Notes with respect to the Converted Principal Amount resulting from such Automatic Conversion as if the Settlement Shares had been delivered to the Settlement Share Depositary, and, in which case, where the context so admits, references in the Notes and this First Supplemental Indenture to the delivery of Settlement Shares to the Settlement Share Depositary shall be construed accordingly and apply mutatis mutandis. Where practicable, the Company shall make such other arrangements as are necessary to allow Holders, if they so elect, to take delivery of their Settlement Shares in the form of ADSs.

(c)             A “Conversion Trigger Event” shall occur when:

(i)            the Business Day in Mexico following the publication of a determination by the CNBV, in its official publication of capitalization levels for Mexican banks, that the Bank’s Fundamental Capital Ratio, as calculated pursuant to the applicable Mexican Capitalization Requirements, is equal to or below 5.125%;

(ii)            if both (a) the CNBV notifies the Bank that it has made a determination, pursuant to Article 29 Bis of the Mexican Banking Law, that a cause for revocation of the Bank’s license has occurred resulting from (x) the Bank’s assets being insufficient to satisfy its liabilities, (y) the Bank’s non-compliance with corrective measures imposed by the CNBV pursuant to the Mexican Banking Law, or (z) the Bank’s non-compliance with the capitalization requirements set forth in the Mexican Capitalization Requirements and (b) the Bank has not cured such cause for revocation, by (x) complying with such corrective measures, or (y)(1) submitting a capital restoration plan to, and receiving approval of such plan by, the CNBV, (2) not being classified in Class III, IV or V, and (3) transferring at least 75% of its shares to an irrevocable trust, or (z) remedying any capital deficiency, in each case, on or before the third or seventh calendar day in Mexico, as applicable, following the date on which the CNBV notifies the Bank of such determination;

(iii)            if the Banking Stability Committee, which is a committee formed by the CNBV, the Ministry of Finance and Public Credit, Banco de México and the Instituto para la Protección al Ahorro Bancario of Mexico, determines pursuant to Article 29 Bis 6 of the Mexican Banking Law that, under Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law, financial assistance is required by the Bank to avoid revocation of its license because the Bank’s assets are insufficient to satisfy the Bank’s liabilities, or the Bank’s failure to comply with corrective measures, to comply with capitalization requirements, or to satisfy certain liabilities when due, as a means to maintain the solvency of the Mexican financial system or to avoid risks affecting the Mexican payments system and such determination is either made public or notified to the Bank (for the avoidance of doubt, pursuant to Annex 1-R of the general rules applicable to Mexican banks, a Conversion Trigger Event shall occur if financial assistance or other loans shall be granted to the Bank pursuant to Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law); or

(iv)            if any financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company experiences a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas de Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law.

(d)             Upon its determination that a Conversion Trigger Event has occurred, the Company shall (a) prior to the delivery of the Conversion Trigger Notice, deliver to the Trustee an Officer’s Certificate substantially in the form attached hereto as Exhibit C, stating that a Conversion Trigger Event has occurred. The Trustee shall accept such Officer’s Certificate without any further inquiry as sufficient evidence of the occurrence of the Conversion Trigger Event, in which event such Officer’s Certificate shall be conclusive and binding on the Trustee, the Holders and Beneficial Owners, and (b) deliver a Conversion Trigger Notice to the Trustee and to DTC and the Holders without delay after the occurrence of such Conversion Trigger Event.

(e)             The date on which the Conversion Trigger Notice shall be deemed to have been given shall be the date on which it is dispatched by the Company to DTC (or, if the Notes are held in definitive form, to the Holders directly).

(f)             The Company shall request that DTC, promptly following its receipt of the Conversion Trigger Notice, post the Conversion Trigger Notice on its Reorganization Inquiry for Participants System pursuant to DTC’s procedures then in effect (or such other system as DTC uses for providing notices to holders of securities). Within two (2) Business Days of its receipt of the Conversion Trigger Notice, the Trustee shall transmit the Conversion Trigger Notice to the direct participants in DTC holding the Notes at such time.

(g)             The Settlement Shares to be delivered shall, except where the Company has been unable to appoint a Settlement Share Depositary, initially be registered in the name of the Settlement Share Depositary, which shall hold such Settlement Shares on behalf of the Holders and Beneficial Owners. By virtue of its holding of any Notes, each Holder and Beneficial Owner shall be deemed to have irrevocably directed the Company to deliver the Settlement Shares corresponding to the conversion of its holding of Notes to the Settlement Share Depositary (or to such other relevant recipient).

(h)             The Settlement Share Depositary (or the relevant recipient in accordance with this First Supplemental Indenture and the terms of the Notes, as applicable) shall hold the Settlement Shares on behalf of the Holders and Beneficial Owners. For so long as the Settlement Shares are held by the Settlement Share Depositary, each Holder and Beneficial Owner shall be entitled to direct the Settlement Share Depositary or such other relevant recipient, as applicable, to exercise on its behalf all rights of a holder of Ordinary Shares (including voting rights and rights to receive dividends), to the greatest extent permitted under applicable law; provided, however, that Holders and Beneficial Owners shall not have any rights to sell or otherwise transfer such Settlement Shares unless and until such time as the Settlement Shares have been delivered to the Holders or Beneficial Owners in accordance with the procedures set forth under Section 2.17 hereof.

(i)             Provided that the Company delivers the Settlement Shares to the Settlement Share Depositary (or the relevant recipient in accordance with the terms of the Notes) in accordance with the terms of the Notes and the Indenture, with effect from and on the Conversion Date, Holders and Beneficial Owners shall have recourse only to the Settlement Share Depositary (or to such other relevant recipient, as applicable) for the delivery to them of Settlement Shares or, if the Holder elects, ADSs to which such Holders and Beneficial Owners are entitled. Subject to the occurrence of a Liquidation Event on or following a Conversion Trigger Event, if the Company fails to deliver the Settlement Shares upon an Automatic Conversion to the Settlement Share Depositary on the Conversion Date, the only right of Holders shall be a claim for such Settlement Shares to be delivered to the Settlement Share Depositary.

(j)             Effective upon, and following, the occurrence of the Automatic Conversion, provided that the Company delivers the Settlement Shares to the Settlement Share Depositary (or the relevant recipient in accordance with the terms of the Notes) in accordance with the terms of the Notes, Holders and Beneficial Owners shall not have any rights against or recourse to the Company with respect to the repayment of any Converted Principal Amount of the Notes or payment of interest or any other amount on or in respect of the Converted Principal Amount, which liabilities of the Company shall be automatically released, and accordingly, the then Current Principal Amount of the Notes shall be reduced as described in this Section 2.15. Any interest in respect of an interest period ending on any Interest Payment Date falling between the Conversion Trigger Event and the Conversion Date with respect to any Converted Principal Amount shall be canceled pursuant to Section 2.03 above upon the occurrence of such Conversion Trigger Event and shall not be due and payable nor shall any further interest accrue on such Converted Principal Amount.

(k)             As of the Issue Date and while any Notes remain outstanding, the Company agrees to have issued and to hold in treasury, free from preemptive or other preferential rights, sufficient Ordinary Shares to enable an Automatic Conversion of the then Current Principal Amount of the Notes to be discharged and satisfied in full.

(l)             Notwithstanding any other provision herein, by its acquisition of the Notes, each Holder and Beneficial Owner shall be deemed to have (i) agreed to all of the terms and conditions of the Notes, including, without limitation, those related to (x) Automatic Conversion following a Conversion Trigger Event and (y) the appointment of the Settlement Share Depositary and the issuance of the Settlement Shares to the Settlement Share Depositary (or to the relevant recipient in accordance with the terms of the Indenture or the Notes) and acknowledged that such events in (x) and (y) may occur without any further action on the part of such Holders or Beneficial Owners or the Trustee, (ii) agreed that effective upon, and following, an Automatic Conversion, no amount shall be due and payable to the Holders or Beneficial Owner, and the liability of the Company to pay the Converted Principal Amount, or any interest in respect of such Converted Principal Amount shall be automatically released, and the Holders and the Beneficial Owners shall not have the right to give a direction to the Trustee with respect to the Conversion Trigger Event and any related Automatic Conversion, (iii) waived, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship under, and the performance of its duties, powers and rights in respect of, the Indenture and in connection with the Notes, including, without limitation, claims related to or arising out of or in connection with the Conversion Trigger Event and/or any Automatic Conversion, and (iv) authorized, directed and requested DTC, INDEVAL and any direct participant in DTC or INDEVAL or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the Automatic Conversion without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

(m)             The procedures set forth in this Section 2.15 are subject to change to reflect changes in DTC practices, and the Company may make changes to the procedures set forth in this Section 2.15 to the extent reasonably necessary, in the opinion of the Company, to reflect such changes in DTC practices. Any such changes shall be subject to the provisions of Section 7.01.

(n)             Notwithstanding anything to the contrary contained in the Indenture or the Notes, once the Company has delivered a Conversion Trigger Notice following the occurrence of a Conversion Trigger Event, (i) subject to the right of Holders relating to a breach of Performance Obligation, in the event of a failure by the Company to deliver any Settlement Shares to the Settlement Share Depositary on the Conversion Date, the Indenture shall impose no duties upon the Trustee whatsoever with regard to an Automatic Conversion upon a Conversion Trigger Event and the Holders and Beneficial Owners shall have no rights whatsoever under the Indenture or the Notes to instruct the Trustee to take any action whatsoever, and (ii) as of the date of the Conversion Trigger Notice, except for any indemnity and/or security provided by any Holder or by any Beneficial Owner in such direction or related to such direction, any direction previously given to the Trustee by any Holders or by any Beneficial Owners shall cease automatically and shall be null and void and of no further effect; except in each case of (i) and (ii) of this Section 2.15(n), with respect to any rights of Holders or Beneficial Owners with respect to any payments under the Notes that were unconditionally due and payable prior to the date of the Conversion Trigger Notice or unless the Trustee is instructed in writing by the Company to act otherwise.

(o)             All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Section 2.15, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

(p)             The Trustee shall not be liable with respect to (i) any aspect of the Company’s decision to deliver a Conversion Trigger Notice or the related Automatic Conversion, (ii) the adequacy of the disclosure of these provisions in the Prospectus or any other offering material in respect of the Notes or for the direct or indirect consequences thereof or (iii) any other requirement of the Company contained herein related to a Conversion Trigger Event or the Automatic Conversion. For the avoidance of doubt, the Company’s obligation to indemnify the Trustee in accordance with Section 6.07 of the Contingent Convertible Securities Indenture shall survive any Automatic Conversion.

(q)             Following the delivery of the Settlement Shares by the Company to the Settlement Share Depositary (or to the relevant recipient in accordance with the terms of the Notes) on a Conversion Date, the Converted Principal Amount of the Notes relating to such Automatic Conversion shall remain in existence until the applicable Cancellation Date for the sole purpose of evidencing a Holders’ right to receive Settlement Shares or, if the Holder elects, ADSs from the Settlement Share Depositary (or such other relevant recipient, as applicable).

(r)             The Holders shall not at any time have the option to convert the Notes into Settlement Shares.

(s)             The occurrence of the Automatic Conversion shall not constitute an Enforcement Event.

Section 2.16.      Settlement Shares.

(a)             The number of Settlement Shares issued by the Company to be released to the Settlement Share Depositary on the Conversion Date shall be determined by dividing the (i) Converted Principal Amount of the Notes arising on the Conversion Date by (ii) the Conversion Price prevailing on the Conversion Date. The number of Settlement Shares to be delivered to each Holder shall be rounded down, if necessary, to the nearest whole number of Settlement Shares. Fractions of Settlement Shares shall not be delivered to the Settlement Share Depositary following the Automatic Conversion and no cash payment shall be made in lieu thereof. The number of Settlement Shares to be held by the Settlement Share Depositary for the benefit of each Holder shall equal the number of Settlement Shares thus calculated multiplied by a fraction equal to (i) the Tradable Amount of the book-entry interests in the Notes held by such Holder on the Conversion Date divided by (ii) the Current Principal Amount immediately preceding such Automatic Conversion, rounded down, if necessary, to the nearest whole number of Settlement Shares, provided that (x) Settlement Shares exceeding two percent (2%) of the aggregate outstanding Ordinary Shares of the Company shall only be delivered to a Holder or group of Holders if the requirements specified in the Mexican Financial Groups Law are satisfied by such Holder or group of Holders, (y) no Settlement Shares exceeding five percent (5%) of the aggregate outstanding Ordinary Shares of the Company shall be delivered to a Holder or group of Holders, provided that a lesser percentage of shares not exceeding such five percent (5%) may be delivered if the requirements specified in clause (i) above are satisfied, and (z) no Settlement Shares shall be delivered to a Holder that is considered a foreign government under the Mexican Financial Groups Law.

(b)             The Settlement Shares released following the Automatic Conversion shall be fully paid and non-assessable and shall be Ordinary Shares of the Company.

(c)             If any Holder or Beneficial Owner (or group of either or both) of the Notes other than Santander España would become a Holder or group of Holders (i) of more than two percent (2%) of the Company’s Ordinary Shares as a result of an Automatic Conversion, and the requirements specified in the Mexican Financial Groups Law are not satisfied by the applicable Holder or group of Holders, or (ii) of more than five percent (5%) of the Company’s Ordinary Shares as a result of an Automatic Conversion, the Company shall cause the Settlement Share Depositary to sell in whatever manner the Settlement Share Depositary determines, in its sole discretion, a sufficient amount of Settlement Shares in excess of any of the applicable percentages specified above (the “Excess Settlement Shares”) such that such Holder or Beneficial Owner, together with any such group, does not become a Holder of Ordinary Shares exceeding two percent (2%) or five percent (5%), as applicable, of the Ordinary Shares of the Company, it being understood that such Holder shall be paid the proceeds, net of expenses, of the sale of the applicable Excess Settlement Shares.

(d)             The procedures set forth in this Section 2.16 are subject to change to reflect changes in the practices of DTC, and the Company may make changes to the procedures set forth in this Section 2.16 to the extent reasonably necessary, in the opinion of the Company, to reflect such changes in the practices of DTC as provided under Section 2.17(a) hereof. Any such changes shall be subject to the provisions of Section 7.01.

Section 2.17.      Settlement Procedure.

(a)             Delivery of the Settlement Shares or, if the Holder elects, ADSs to the Holders and Beneficial Owners shall be made in accordance with the procedures set forth in this Section 2.17, which remain subject to change to reflect changes in the practices of DTC and the Company may make changes to the procedures set forth in this Section 2.17 to the extent necessary, in the opinion of the Company, to reflect such changes in the practices of DTC.

(b)             On the Suspension Date, the Company shall deliver, to the Trustee and to DTC as the Holder (or, if the Notes are in definitive form, to the Holders directly at their addresses shown on the Contingent Convertible Security Register), a Settlement Request Notice, pursuant to which the Company shall request that Holders and Beneficial Owners complete a Settlement Notice and shall specify the Notice Cut-Off Date and the Final Cancellation Date.

(c)             A Holder or Beneficial Owner (or the custodian, nominee, broker or other representative thereof) shall not receive delivery of the relevant Settlement Shares or, if the Holder elects, ADSs unless such Holder or Beneficial Owner (or the custodian, nominee, broker or other representative thereof) delivers the Settlement Notice to the Settlement Share Depositary on or before the Notice Cut-Off Date; provided that, if such delivery is made after the end of normal business hours at the specified office of the Settlement Share Depositary, such delivery shall be deemed for all purposes to have been made or given on the next following Business Day.

(d)             If the Notes are held through DTC, the Settlement Notice must be given in accordance with the standard procedures of DTC (which may include, without limitation, delivery of the notice to the Settlement Share Depositary by electronic means) and in a form acceptable to DTC and the Settlement Share Depositary. With respect to any Notes held in definitive form, the Settlement Notice must be delivered to the specified office of the Settlement Share Depositary together with the relevant Notes.

(e)             Subject to satisfaction of the requirements and limitations set forth in this Section 2.17 and provided that the Settlement Notice and the relevant Notes, if applicable when held in definitive form, are delivered on or before the Notice Cut-Off Date, the Settlement Share Depositary shall deliver the relevant Settlement Shares (rounded down to the nearest whole number of Settlement Shares) to, or shall deposit such relevant Settlement Shares with the ADS Depositary on behalf of, the relevant Holder or Beneficial Owner (or custodian, nominee, broker or other representative thereof) of the relevant Notes completing the relevant Settlement Notice in accordance with the instructions given in such Settlement Notice or its nominee on the applicable Settlement Date.

(f)             Each Settlement Notice shall be irrevocable. The Settlement Share Depositary shall determine, in its sole and absolute discretion, whether any Settlement Notice has been properly completed and delivered, and such determination shall be conclusive and binding on the relevant Holder or Beneficial Owner. If any Holder or Beneficial Owner fails to properly complete and deliver a Settlement Notice and the relevant Notes, if applicable, the Settlement Share Depositary shall be entitled to treat such Settlement Notice as null and void.

(g)             Neither the Company nor any member of the Group shall pay any taxes or duties (including, without limitation, any stamp duty, stamp duty reserve tax, or any other capital issue, transfer, registration, financial transaction or documentary tax or duty) arising upon an

Automatic Conversion or that may arise or be paid as a consequence of the delivery of Settlement Shares to the Settlement Share Depositary or in connection with the issue of ADSs. A Holder or Beneficial Owner must pay any taxes or duties (including, without limitation, any stamp duty, stamp duty reserve tax, or any other capital issue, transfer, registration, financial transaction or documentary tax or duty) arising upon an Automatic Conversion in connection with the delivery of the Settlement Shares to the Settlement Share Depositary and/or the issue of ADSs and such Holder or Beneficial Owner must pay all, if any, such taxes or duties (including, without limitation, any stamp duty, stamp duty reserve tax, or any other capital issue, transfer, registration, financial transaction or documentary tax or duty) arising by reference to any disposal or deemed disposal of such Holders or Beneficial Owner’s Note or interest therein.

(h)             The Company may make changes to the procedures set forth in this Section 2.17 to the extent that such changes are reasonably necessary, in the opinion of the Company, to effect the delivery of the Settlement Shares or, if the Holder elects, ADSs, as applicable, to the Holders and Beneficial Owners.

Section 2.18.      Failure to Deliver a Settlement Notice. If any Holder or Beneficial Owner (or custodian, nominee, broker or other representative thereof) fails to deliver a Settlement Notice and the relevant Notes, if applicable, to the Settlement Share Depositary on or before the Notice Cut-Off Date, the Settlement Share Depositary shall continue to hold the relevant Settlement Shares in respect of such Holder or Beneficial Owner, until a Settlement Notice (and the relevant Notes, if applicable when held in definitive form) are so delivered; provided, however, that the relevant Notes shall be canceled on the Final Cancellation Date, and any Holder or Beneficial Owner (or custodian, nominee, broker or other representative thereof) of Notes delivering a Settlement Notice after the Notice Cut-Off Date shall be required to provide evidence of its entitlement to the relevant Settlement Shares or, if the Holder elects, ADSs satisfactory to the Settlement Share Depositary in its sole and absolute discretion in order to receive delivery of such Settlement Shares or ADSs (if so elected to be deposited with the ADS Depositary on its behalf). The Company shall have no liability to any Holder or Beneficial Owner of the Notes for any loss resulting from such Holder’s or Beneficial Owner’s failure to receive any Settlement Shares or ADSs, or from any delay in the receipt thereof, in each case as a result of such Holder or Beneficial Owner (or custodian, nominee, broker or other representative thereof) failing to duly submit a Settlement Notice and the relevant Notes, if applicable, on a timely basis or at all.

Section 2.19.      Delivery of ADSs. In respect of any Settlement Shares for which Holders or Beneficial Owners elect to be converted into ADSs as specified in the Settlement Notice, the Settlement Share Depositary shall deposit with the ADS Depositary, the number of Settlement Shares to be released upon an Automatic Conversion of the relevant Notes, and shall instruct the ADS Depositary to issue the corresponding number of ADSs to such Holders or Beneficial Owners (per the ADS-to-Ordinary Share ratio in effect on the Conversion Date). Once deposited, the ADS Depositary shall be entitled to the economic rights of a Holder or Beneficial Owner of the Settlement Shares for the purposes of any dividend entitlement and otherwise on behalf of the ADS holders, and the Holder or Beneficial Owner shall become the record holder of the related ADSs for all purposes under the ADS Depository Facility. However, the issuance of the ADSs by the ADS Depositary may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Settlement Shares have been duly transferred to the custodian and that all applicable depositary fees and payments have been paid to the ADS Depositary.

Article 3
Anti-Dilution

Section 3.01.      Adjustment of Conversion Price. Upon the occurrence of any of the events described below, the Conversion Price shall be adjusted as follows:

(a)             If and whenever there shall be a consolidation, reclassification, redesignation or subdivision in relation to the Ordinary Shares which alters the number of Ordinary Shares in issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation, reclassification, redesignation or subdivision by the following fraction:

A

B

where:

A	is the aggregate number of Ordinary Shares in issue immediately before such consolidation, reclassification, redesignation or subdivision, as the case may be; and

B	is the aggregate number of Ordinary Shares in issue immediately after, and as a result of, such consolidation, reclassification, redesignation or subdivision, as the case may be.

Such adjustment shall become effective on the date that the consolidation, reclassification, redesignation or subdivision, as the case may be, takes effect.

(b)             If and whenever the Company shall issue any Ordinary Shares to its existing Shareholders credited as fully paid by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Ordinary Shares are or are to be issued instead of the whole or part of a Cash Dividend which the Shareholders would or could otherwise have elected to receive, (2) where the Shareholders may elect to receive a Cash Dividend in lieu of such Ordinary Shares or (3) where any such Ordinary Shares are or are expressed to be issued in lieu of a dividend (whether or not a Cash Dividend equivalent or amount is announced or would otherwise be payable to the Shareholders, whether at their election or otherwise), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:

A

B

where:

A	is the aggregate number of Ordinary Shares in issue immediately before such issue; and

B	is the aggregate number of Ordinary Shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(c)             If and whenever the Company shall pay any Extraordinary Dividend to its Shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A – B

A

where:

A	is the Current Market Price of one Ordinary Share on the Effective Date; and

B	is the portion of the aggregate Extraordinary Dividend attributable to one Ordinary Share, with such portion being determined by dividing the aggregate Extraordinary Dividend by the number of Ordinary Shares entitled to receive the relevant Extraordinary Dividend. If the Extraordinary Dividend shall be expressed in a currency other than the Relevant Currency, it shall be converted into the Relevant Currency at the Prevailing Rate on the relevant Effective Date.

Such adjustment shall become effective on the Effective Date. If any Extraordinary Dividend is declared but not so paid, the Conversion Price shall be immediately readjusted, effective as of the date the Company determines not to pay such Extraordinary Dividend, to the Conversion Price that would be in effect if such Extraordinary Dividend had not been declared.

“Effective Date” means, in respect of this Section 3.01(c), the first date on which the Ordinary Shares are traded ex-the Extraordinary Dividend on the Relevant Stock Exchange.

(d)             If and whenever the Company shall issue Ordinary Shares to its Shareholders as a class by way of rights or the Company or any member of the Group or (at the direction or request or pursuant to arrangements with the Company or any member of the Group) any other company, person or entity, shall issue or grant to Shareholders as a class by way of rights, any options, warrants or other rights to subscribe for or purchase Ordinary Shares, or any Other Instruments which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, any Ordinary Shares (or shall grant any such rights in respect of existing Other Instruments so issued), in each case at a price per Ordinary Share which is less than 95% of the Current Market Price per Ordinary Share on the Effective Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A + B

A + C

where:

A	is the number of Ordinary Shares in issue on the Effective Date;

B	is the number of Ordinary Shares that the aggregate consideration (if any) receivable for the Ordinary Shares issued by way of rights, or for the Other Instruments and for the total number of Ordinary Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Ordinary Share on the Effective Date; and

C	is the number of Ordinary Shares to be issued or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights or upon conversion or exchange or exercise of rights of subscription or purchase in respect thereof at the initial conversion, exchange, subscription or purchase price or rate;

provided that if, on the Effective Date, such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time, then for the purposes of this Section 3.01(d), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Effective Date and as if such conversion, exchange, subscription, purchase or acquisition had taken place on the Effective Date.

Such adjustment shall become effective on the Effective Date. To the extent that Ordinary Shares are not so issued or delivered after the expiration of such rights, options, warrants or other rights, the Conversion Price shall be immediately readjusted to the Conversion Price that would then be in effect had the adjustment with respect to the issuance of such Ordinary Shares or such rights, options, warrants or other rights been made on the basis of delivery of only the number of Ordinary Shares actually delivered. If such Ordinary Shares or such rights, options, warrants or other rights are not so issued, the Conversion Price shall be immediately readjusted to the Conversion Price that would then be in effect if such Effective Date for such issuance had not occurred.

“Effective Date” means, in respect of this Section 3.01(d), the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

For the purpose of any calculation of the consideration receivable or price pursuant to this Section 3.01(d), the following provisions shall apply:

(i)       the aggregate consideration receivable or price for Ordinary Shares issued for cash shall be the amount of such cash;

(ii)       (x) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the conversion or exchange of any Other Instruments shall be deemed to be the consideration or price received or receivable for any such Other Instruments and (y) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Other Instruments shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Other Instruments which are attributed by the Company to such rights of subscription or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription as at the relevant Effective Date, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Other Instruments, or upon the exercise of such rights of subscription attached thereto and (z) the consideration receivable or price per Ordinary Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Other Instruments shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Ordinary Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(iii)       if the consideration or price determined pursuant to (i) or (ii) above (or any component thereof) shall be expressed in a currency other than the Relevant Currency, it shall be converted into the Relevant Currency at the Prevailing Rate on the relevant Effective Date;

(iv)       in determining the consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Ordinary Shares or Other Instruments, or otherwise in connection therewith; and

(v)       the consideration or price shall be determined as provided above on the basis of the consideration or price received, receivable, paid or payable, regardless of whether all or part thereof is received, receivable, paid or payable by or to the Company or another entity.

(e)             Notwithstanding provisions of Sections 3.01(a) through (d) above:

(i)            where the events or circumstances giving rise to any adjustment to the Conversion Price have already resulted or will result in an adjustment to the Conversion Price or the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances that have already given or will give rise to an adjustment to the Conversion Price or where more than one event which gives rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Company, a modification to the provisions of Section 3.01(a) to Section 3.01(d) is required to give the intended result, such modification shall be made to the operation of such provisions as may be determined in good faith by an Independent Financial Adviser to be in its opinion appropriate to give the intended result;

(ii)            such modification shall be made to the operation of the provisions of Section 3.01(a) to Section 3.01(d) as may be determined in good faith by an Independent Financial Adviser to be in its opinion appropriate (x) to ensure that an adjustment to the Conversion Price or the economic effect thereof shall not be taken into account more than once, (y) to ensure that the economic effect of an Extraordinary

Dividend is not taken into account more than once and (z) to reflect any redenomination of the issued Ordinary Shares for the time being into a new currency;

(iii)            other than provided under paragraphs (i) and (ii) above, if any doubt shall arise as to whether an adjustment fails to be made to the Conversion Price or as to the appropriate adjustment to the Conversion Price, the Company may at its discretion appoint an Independent Financial Adviser and, following consultation between the Company and such Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect thereof shall be conclusive and binding on the Company, the Holders and the Beneficial Owners, save in the case of manifest error;

(iv)            no adjustment shall be made to the Conversion Price where Ordinary Shares or Other Instruments are issued, offered, exercised, allotted, purchased, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Company or any of its subsidiaries or any associated company or to a trustee or trustees to be held for the benefit of any such person, in any such case pursuant to any share or option scheme;

(v)            on any adjustment, if the resultant Conversion Price has more decimal places than the initial Conversion Price, it shall be rounded to the same number of decimal places as the initial Conversion Price (with 0.005 being rounded down). No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than 1% of the Conversion Price then in effect. Any adjustment not required to be made pursuant to the above, and/or any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time and/or, as the case may be, that the relevant rounding down had not been made;

(vi)            notice of any adjustments to the Conversion Price shall be given by the Company to DTC as the Holder (or, if the Notes are in definitive form, via the Trustee) promptly after the determination thereof;

(vii)            any adjustment to the Conversion Price shall be subject to such Conversion Price not being less than the U.S. dollar equivalent of the nominal amount of an Ordinary Share at such time (as of the Issue Date Ps.3.780782962). The Company undertakes that it shall not take any action, and shall procure that no action is taken, that would otherwise result in an adjustment to the Conversion Price to below such nominal value then in effect; and

(viii)            references to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders, as the case may be, other than Shareholders, as the case may be, to whom, by reason of the laws of any territory or requirements of any recognized regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

Section 3.02.      Recapitalization, Reclassification and Changes of the Ordinary Shares. In the case of:

(i)            any recapitalization, reclassification or similar change affecting the Ordinary Shares (other than changes resulting from a subdivision or combination),

(ii)            any consolidation, merger or combination involving the Company, or

(iii)            any sale, lease or other transfer to a third party of the consolidated assets of the Group substantially as an entirety,

in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of the Merger Event, each Note shall instead be convertible into the kind and amount of shares of stock or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the number of Settlement Shares underlying such Note (determined by dividing the Converted Principal Amount of such Note by the Conversion Price (both determined immediately prior to such Merger Event)) would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event. However, at and after the effective time of the Merger Event, the number of Ordinary Shares otherwise deliverable upon conversion of the Notes as set forth herein shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Ordinary Shares would have received in such Merger Event. If the Merger Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the Notes shall be convertible shall be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares that affirmatively make such an election or (ii) if no holders of Ordinary Shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of Ordinary Shares. The Company shall notify the Trustee of the weighted average as soon as practicable after such determination is made.

If the Reference Property in respect of any such Merger Event includes shares of stock, securities or other property or assets of an entity other than the Company or the successor or purchasing entity, as the case may be, in such Merger Event, such other entity shall execute a supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders as the Company reasonably considers necessary by reason of the foregoing. Such supplemental indenture shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is practicably possible to the adjustments provided for in this Article 3. The Company hereby agrees not to become a party to any such Merger Event unless its terms are consistent with the foregoing.

The above provisions of this Section 3.02 shall similarly apply to successive Merger Events.

Section 3.03.      Adjustment of Prices. Whenever any provision of this First Supplemental Indenture requires the Company to calculate any price or value under the Indenture with respect to the Ordinary Shares and/or the Conversion Price (including, without limitation, the Volume Weighted Average Price of an Ordinary Share) over a span of multiple days, the Company shall make appropriate adjustments in good faith to account for any adjustment to the Conversion Price that becomes effective or is to become effective over, or in respect of, such period.

Article 4
Enforcement Events and Remedies

Section 4.01.      Enforcement Events. Each of the following events is an “Enforcement Event” with respect to the Notes:

(a)             the occurrence of a Liquidation Event prior to the occurrence of a Conversion Trigger Event;

(b)             a Principal Non-Payment Event; and

(c)             a breach of a Performance Obligation.

Section 4.02.      Liquidation Event. If a Liquidation Event occurs:

(a)             prior to the occurrence of a Conversion Trigger Event, subject to the subordination provisions of Article 5, the Liquidation Distribution shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person, including the declaration by the Trustee, the Holders or any other Person that the Liquidation Distribution shall become immediately due and payable.

(b)             all principal, premium, if any, and interest due or to become due on all Senior Indebtedness and Subordinated Preferred Indebtedness must be paid in full before the holders of Subordinated Non-Preferred Indebtedness (including Holders of the Notes) are entitled to receive or retain any payment in respect thereof, and the holders of unsecured Subordinated Non-Preferred Indebtedness (including Holders of the Notes) will be entitled to receive pari passu among themselves any payment in respect thereof.

Section 4.03.      Principal Non-Payment Event. Subject to the satisfaction of any redemption conditions described in Sections 2.09, 2.10 and 2.11, if the Company does not make payment of principal in respect of the Notes for a period of fourteen (14) calendar days or more after the date on which such payment is due (a “Principal Non-Payment Event”), then the Trustee, on behalf of the Holders and Beneficial Owners, may, at its discretion, or shall at the direction of Holders of 25% or more of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the liquidation of the Company. In the event of a Liquidation Event, whether or not instituted by the Trustee, the Trustee may prove the claims of the Holders, Beneficial Owners and the Trustee. For the avoidance of doubt, the

Trustee may not declare the principal amount of any outstanding Notes to be due and payable and may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid on the Notes.

Section 4.04.      Breach of a Performance Obligation. In the event of a breach of any term, obligation or condition binding upon the Company under the Notes or the Indenture (other than any payment obligation of the Company under or arising from the Notes or the Indenture, including payment of any principal or interest, including any damages awarded for breach of any obligation) (such obligation, a “Performance Obligation”), the Trustee may without further notice institute such proceedings against the Company as it may deem fit to enforce the Performance Obligation, provided that the Company shall not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise (including any damages) earlier than the same would otherwise have been payable under the Notes or the Indenture, if any. For the avoidance of doubt, the breach by the Company of any Performance Obligation shall not confer upon the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Notes any claim for damages and, in the event of such a breach, the sole and exclusive remedy that the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Notes may seek under the Notes and the Indenture is specific performance under the laws of the State of New York. By its acquisition of the Notes, each Holder and Beneficial Owner of the Notes acknowledges and agrees (i) that such Holder and Beneficial Owner shall not seek, and shall not direct the Trustee (acting on their behalf) to seek, any claim for damages against the Company in respect of any breach by the Company of a Performance Obligation, and (ii) that the sole and exclusive remedy that such Holder and Beneficial Owner and/or the Trustee (acting on their behalf) may seek under the Notes and the Indenture for a breach by the Company of a Performance Obligation is specific performance under the laws of the State of New York.

Section 4.05.      No Other Remedies and Other Terms.

(a)             Other than the limited remedies specified in this Article 4, and subject to paragraph (c) below, no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders) or to the Holders and Beneficial Owners, whether for the recovery of amounts owing in respect of such Notes or under the Indenture, or in respect of any breach by the Company of any of the Company’s obligations under or in respect of the terms of such Notes or under the Indenture in relation thereto; provided, however, that the Company’s obligations to the Trustee under, and the Trustee’s lien provided for in, Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture shall not be limited or impaired by this Article 4 or otherwise and expressly survive any Enforcement Event and are not subject to the subordination provisions of Article 5 of this First Supplemental Indenture.

(b)             Notwithstanding the limitations on remedies specified in this Article 4, (i) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders and Beneficial Owners under the provisions of the Indenture, and (ii) nothing shall impair the rights of a Holder or Beneficial Owner of the Notes under the Trust Indenture Act, absent such Holder’s or Beneficial Owner’s consent, to sue for any payment due but unpaid in respect of the Notes as provided for in Section 5.07 of the Contingent Convertible Securities Indenture; provided that, in the case of (i) and (ii) above, any payments in respect of, or arising from, the Notes, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Notes, shall be subject to the subordination provisions set forth in Article 5 of this First Supplemental Indenture.

(c)             In furtherance of Section 6.01 of the Contingent Convertible Securities Indenture:

(i)            For purposes of Sections 315(a) and 315(c) of the Trust Indenture Act, the term “default” is hereby defined to mean an Enforcement Event which has occurred and is continuing.

(ii)            Notwithstanding anything contained in the Contingent Convertible Securities Indenture to the contrary, the duties and responsibilities of the Trustee under this Indenture shall be subject to the protections, exculpations and limitations on liability afforded to an indenture trustee under the provisions of the Trust Indenture Act.

Section 4.06.      Waiver of Past Defaults.

(a)             Holders of not less than a majority of the Current Principal Amount of the Notes may on behalf of the Holders of all of the Notes waive any past Enforcement Event that results from a breach by the Company of a Performance Obligation. Holders of a majority of the Current Principal Amount of the Notes shall not be entitled to waive any past Enforcement Event that results from a Liquidation Event or a Principal Non-Payment Event.

(b)             Upon the occurrence of any waiver permitted by paragraph (a) above, such Enforcement Event shall cease to exist, and any Enforcement Event with respect to the Notes arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other Enforcement Event or impair any right consequent thereon.

Article 5
Subordination

For purposes of the Contingent Convertible Securities Indenture, “Senior Creditors” shall mean holders and beneficial owners of Senior Indebtedness and Subordinated Preferred Indebtedness, collectively.

Section 5.01.      Agreement to Subordinate. The Company covenants and agrees, and each Holder of Notes issued hereunder likewise covenants and agrees, that the Notes shall be issued subject to the provisions of this Article 5 and each Holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The payment by the Company of the principal of and interest on all Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, rank (i) subordinate and junior in right of payment and in liquidation to all the Company’s present and future Senior Indebtedness and Subordinated Preferred Indebtedness, (ii) pari passu without preference among themselves and with all of the Company’s present and future other unsecured Subordinated Non-Preferred Indebtedness and (iii) senior only to all classes of the Company’s capital stock, provided that determinations concerning ranking and subordination of the Notes as a regulatory mater, shall be governed by, and construed in accordance with, Mexican law. No provision of this Article 5 shall prevent the occurrence of any Enforcement Event hereunder.

Section 5.02.      Default on Senior Indebtedness.

(a)             No payment of principal or interest on the Notes may be made at any time when (i) any Senior Indebtedness in an amount greater than U.S.$25.0 million is not paid when due, and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist or (ii) the maturity of any Senior Indebtedness in an amount greater than U.S.$25.0 million has been accelerated because of a default and such Senior Indebtedness has not been paid in full or such acceleration rescinded.

(b)             In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 5.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (subject to the priority specified in Section 5.01) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment of the amounts then due and owing on such Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of such Senior Indebtedness.

Section 5.03.      Liquidation Distribution.

(a)             Except as set forth in the following paragraph, in the event of any voluntary or involuntary liquidation (concurso mercantil) of the Company or the liquidation (resolución) of the Bank (a “Liquidation Event”), Holders of the Notes (unless Notes have been previously converted into the Company’s Ordinary Shares pursuant to Automatic Conversion or previously redeemed pursuant to Sections 2.09, 2.10 or 2.11 of this First Supplemental Indenture) shall be entitled to receive, out of the assets of the Company available for distribution to Holders, the Liquidation Distribution. Such entitlement shall arise before any distribution of assets is made to holders of Ordinary Shares or any other instrument of the Company ranking junior to the Notes.

(b)             Upon payment of the Liquidation Distribution, all interest accrued on the Notes to that date shall be canceled and such interest shall not become due and payable at any time nor shall any further interest accrue.

(c)             If, before the occurrence of a Liquidation Event, a Conversion Trigger Event occurs but the Automatic Conversion has not yet taken place, Holders shall be entitled to receive out of the relevant assets of the Company a monetary amount equal to that which Holders would have received on any distribution of the assets of the Company if such Automatic Conversion had taken place immediately prior to such liquidation.

(d)             After payment of the relevant entitlement in respect of a Note as described in this Section, such Note shall confer no further right or claim to any of the remaining assets of the Company.

Section 5.04.      Waiver of Right to Set-off. Subject to applicable law, neither any Holder or Beneficial Owner of the Notes nor the Trustee acting on behalf of the Holders may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Notes or the Indenture and each Holder and Beneficial Owner of the Notes, by virtue of its holding of any Notes or any interest therein, and the Trustee acting on behalf of the Holders, shall be deemed to have waived all such rights of set-off, compensation or retention. If, notwithstanding the above, any amounts due and payable to any Holder or Beneficial Owner of a Note or any interest therein by the Company in respect of, or arising under, the Notes are discharged by set-off, such holder or beneficial owner shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Company (or, if a Liquidation Event shall have occurred, the liquidator, administrator or conciliador of the Company or any other applicable Person designated for such purposes, as the case may be) and, until such time as payment is made, shall hold an amount equal to such amount in trust or deposit (where possible) or otherwise for the Company (or the liquidator, administrator or conciliador of the Company or any other applicable Person designated for such purposes, as the case may be) and, accordingly, any such discharge shall be deemed not to have taken place.

Article 6
Satisfaction and Discharge

Section 6.01.      Satisfaction and Discharge of Indenture. For purposes of the Notes, Section 4.01 of the Contingent Convertible Securities Indenture shall be amended and restated in its entirety and shall read as follows:

This Indenture shall upon Company Request cease to be of further effect with respect to the Notes (except as to any surviving rights of registration of transfer of the Notes herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the Notes when:

(a)             all Notes theretofore authenticated and delivered (other than Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 of the Contingent Convertible Securities Indenture) have been delivered to the Trustee for cancellation;

(b)             the Company has paid or caused to be paid all other sums payable hereunder (including Accrued Interest, if any) by the Company with respect to the Notes; and

(c)             the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

Notwithstanding any satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture, the obligations of the Trustee to any Authenticating Agent under Section 6.15 of the Contingent Convertible Securities Indenture and the obligations of the Trustee under Section 4.02 of the Contingent Convertible Securities Indenture and the last paragraph of Section 9.03 of the Contingent Convertible Securities Indenture shall survive such satisfaction and discharge.

Section 6.02.      Additional Interest Obligations. Any obligations with respect to the payment of Additional Interest as provided in Article 8 shall survive any termination, defeasance or discharge of the Notes and the Indenture.

Article 7
Supplemental Indentures

Section 7.01.      Amendments or Supplements without Consent of Holders. Subject to Section 7.04, in addition to any permitted amendment or supplement to the Contingent Convertible Securities Indenture pursuant to Section 8.02 of the Contingent Convertible Securities Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder (i) to conform this First Supplemental Indenture and the form or terms of the Notes to the section entitled “Description of the Notes” as set forth in the Prospectus or (ii) to reflect changes to the procedures set forth in Section 2.15 or Section 2.16 above.

Section 7.02.      Amendments or Supplements with Consent of Holders. Subject to Section 7.04, the Company and the Trustee may amend the Notes and the Indenture with respect to the Notes as provided in Section 8.03 of the Contingent Convertible Securities Indenture. Notwithstanding the foregoing provision and in addition to the provisions of Section 8.03 of the Contingent Convertible Securities Indenture, without the consent of 100% of the Holders of all outstanding securities affected thereby and the approval of 75% of the Board of Directors, no amendment or waiver may make any change that adversely affects the Automatic Conversion or the conversion rights of any of the Notes.

Section 7.03.      Holders’ Approval of Amendments. Subject to Section 7.04, the consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company shall give to the Holders affected by such amendment, supplement or waiver a notice in accordance with the Indenture briefly describing such amendment, supplement or waiver. The Company shall mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 7.04.      Banco de México Authorization. No modification shall be effected to this First Supplemental Indenture or in relation to the Notes, unless the Company has received authorization from Banco de México. The Trustee is entitled to request and rely on an Officer’s Certificate and an Opinion of Counsel as to the satisfaction of this and any other condition precedent to any modification without further inquiry and as to such other matters as the Trustee may require.

Article 8
Additional Interest

Section 8.01.      Additional Interest. All payments made by or on the Company’s behalf in respect of the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature and interest, penalties and fines in respect thereof, imposed or levied by or on behalf of Mexico or any other jurisdiction through which payments are made or any authority or agency therein or thereof having power to tax (each a “Relevant Jurisdiction” and any such amount, a “Relevant Tax”) unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Company shall pay such additional interest (“Additional Interest”) as may be necessary so that the net amounts received by the Holders, after such withholding or deduction shall equal the amount which would have been received in respect of the Notes in the absence of such withholding or deduction, except that no Additional Interest shall be payable to a Holder or Beneficial Owner to the extent that such Relevant Tax:

(a)             is imposed as a result of the existence of any present or former connection between such Holder or Beneficial Owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of such Holder or Beneficial Owner, if such Holder or Beneficial Owner is an estate, a trust, a partnership, a limited liability company or a corporation) and a Relevant Jurisdiction, including, without limitation, the Holder or Beneficial Owner (or such fiduciary, settlor, beneficiary, partner, member or shareholder) being or having been a citizen or resident of a Relevant Jurisdiction or being or having been engaged in a trade or business or present in a Relevant Jurisdiction or having, or having had, a permanent establishment for tax purposes in a Relevant Jurisdiction, other than the mere receipt of payment in respect of the Notes or ownership of the Notes or the enforcement of rights thereunder;

(b)             is imposed as a result of the failure of such Holder or a Beneficial Owner to comply with certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the applicable Relevant Jurisdiction of such Holder or Beneficial Owner, if compliance is required by statute or by regulation of a Relevant Jurisdiction as a precondition to relief or exemption from the Relevant Tax, provided that (x) the Company has or its agent has provided the Holder or its nominee with at least thirty (30) calendar days’ written notice that such Holder or Beneficial Owner shall be required to comply with any such information, documentation or reporting requirement, and (y) in no event shall such Holder’s or Beneficial Owner’s requirement to make such a declaration or claim require such Holder or Beneficial Owner to provide any materially more onerous information, documents or other evidence than would be required to be provided had such Holder or Beneficial Owner been required to file IRS Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY, except to the extent required under applicable law or regulation or a double taxation treaty to which the Relevant Jurisdiction is a party and which is in effect, so that the Company may determine the appropriate rate for tax withholding;

(c)             is imposed on a Holder (or Beneficial Owner) of a Note that has been presented (where presentation is required) for payment on a date more than thirty (30) calendar days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that such Holder would be entitled to Additional Interest had the Notes been presented for payment on the last day of such 30-day period;

(d)             is imposed as a result of the presentation of any Note for payment to a paying agent (where presentation is required) where the payment could be made without such withholding or deduction by the presentation of the Note for payment to at least one other paying agent;

(e)             is an estate, inheritance, gift, sale, transfer or personal property tax or any similar tax, assessment or governmental charge;

(f)             is imposed other than by withholding or deduction from payments on or in respect of any Note;

(g)             is withheld or deducted pursuant to, or in connection with, Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 and the U.S. Treasury regulations thereunder (“FATCA”), including any agreement with the U.S. Internal Revenue Service with respect thereto, any intergovernmental agreement between the United States and Mexico or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or in connection with, FATCA or any intergovernmental agreement with respect to FATCA; or

(h)             is imposed as a result of any combination of (a) through (g) above.

Section 8.01(b) above does not require, and should not be construed as requiring, that any person, including any non-Mexican pension fund, retirement fund or financial institution, of any nature, register with, or provide information to, the Ministry of Finance and Public Credit or Tax Management Service (Servicio de Administración Tributaria) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

In addition, Additional Interest shall not be paid with respect to any payment on a Note to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of a Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Interest had that beneficiary, settlor, member or beneficial owner been the Holder.

The Company or its agent shall (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in the Relevant Jurisdiction in accordance with applicable law.

The Company or its agent shall provide the Trustee with documentation, which may be certified copies of filed returns, evidencing the payment of any such taxes in respect of which the

Company has paid any Additional Interest. The Company shall make copies of such documentation available to the Holders or the relevant Paying Agent upon request.

At least thirty (30) calendar days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Interest arises after the thirtieth (30th) calendar day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), if the Company shall be obligated to pay Additional Interest with respect to such payment, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Additional Interest shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Interest to the Holders on the payment date.

Except as specifically provided herein, the Company shall pay any present or future stamp, administrative, court, or any similar documentary taxes or any other excise or property taxes, charges or similar taxes or levies arising in a Relevant Jurisdiction in connection with the execution, delivery or registration of the Notes or any other document or instrument referred to herein or therein and shall indemnify the Holders for any such taxes paid by Holders.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs is based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to a Holder or Beneficial Owner of the Notes, and as a result thereof such Holder or Beneficial Owner is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, such Holder or Beneficial Owner shall, by purchasing and holding (or holding a beneficial interest in) the Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company shall be entitled to receive such a refund or credit and incurs no other obligation with respect thereto, except for such assignment and transfer and for assisting the Company in obtaining such refund. The Company shall inform the Trustee in writing of the refund or credit within thirty (30) Business Days of the Company’s determination that the Company is entitled to receive such refund or credit.

Whenever in this Indenture there is mentioned, in any context, the payment of the principal or interest, if any, and any other payments on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of Additional Interest provided for in this Section to the extent that, in such context, the Additional Interest is, was or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Interest (if applicable) were made in any provisions hereof where such express mention is not made.

Article 9
Consolidation, Merger, Sale or Transfer of Assets

Section 9.01.      Company May Consolidate, etc., Only on Certain Terms. The Company shall not consolidate with or merge into any other corporation, or convey or transfer, all of its properties, and assets substantially as an entirety to any Person, unless:

(a)             the successor corporation, if other than the Company, shall be a corporation organized and existing under the laws of Mexico or the United States of America or any state thereof, and shall expressly assume by a supplemental indenture, delivered to and in a form satisfactory to the Trustee, the due and punctual payment of the principal of, interest and Additional Interest, if any, on all of the outstanding Notes and the performance of every covenant in the Indenture on the Company’s part to be performed or observed;

(b)             the merger or consolidation shall have been approved by the relevant authorities pursuant to applicable law, including the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público);

(c)             immediately after giving effect to such transaction, no Enforcement Event and no event which, after notice or lapse of time or both, would become an Enforcement Event, shall have happened and be continuing; and

(d)             the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required, such supplemental indenture comply with the foregoing provisions relating to such transaction and all conditions precedent in the Indenture relating to such a transaction have been complied with. In case of any such consolidation, merger, conveyance or transfer, such successor corporation shall succeed to and be substituted for the Company as obligor on the Notes with the same effect as if it had issued the Notes. Upon the assumption of the Company’s obligations by any such successor corporation in such circumstances, the Company shall be discharged from all obligations under the Notes and the Indenture.

Section 9.02.      Successor Corporation Substituted. In the case of any conveyance or transfer contemplated in  Section 9.01 and upon the assumption by the successor Person, by supplemental indenture pursuant to  Section 9.01(a), executed and delivered to the Trustee and in form reasonably satisfactory to the Trustee, of the due and punctual payment of the principal of and interest and other amounts due (including any Additional Interest) on the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein initially as the “Company,” and the Company thereupon shall be relieved of any further liability or obligation under the Indenture or upon the Notes. Such successor Person, upon such conveyance or transfer, may cause to be signed, and thereafter issue in its own name, any or all of the Notes issuable hereunder, which theretofore shall not have been signed by the Company and delivered to the Trustee or the Authenticating Agent, and, upon the order of the successor Person instead of the Company and subject to all of the terms, conditions and limitations in the Indenture prescribed, the Trustee or the Authenticating Agent shall authenticate and deliver any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee or the Authenticating Agent for authentication, and any Notes that such successor Person thereafter shall cause to be signed and delivered to the Trustee or the Authenticating Agent for that purpose to be issued by such successor Person. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Article 10
Miscellaneous

Section 10.01.  Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by each of the Company and the Trustee, the Contingent Convertible Securities Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Contingent Convertible Securities Indenture for all purposes in respect of any Notes.

Section 10.02.  Other Documents to Be Given to the Trustee. As specified in Section 9.03 of the Contingent Convertible Securities Indenture and subject to the provisions of Section 6.02 of the Contingent Convertible Securities Indenture, the Trustee shall be entitled to receive an Officer’s Certificate stating that the recitals contained in Section 1.02 of the Contingent Convertible Securities Indenture have been complied with and an Opinion of Counsel stating that this First Supplemental Indenture is permitted by the Contingent Convertible Securities Indenture, conforms to the requirements of the Trust Indenture Act, and (subject to Section 1.03 of the Contingent Convertible Securities Indenture) constitutes valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability. The Trustee shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as conclusive evidence that this First Supplemental Indenture complies with the applicable provisions of the Contingent Convertible Securities Indenture.

Section 10.03.  Survival. Anything herein to the contrary notwithstanding, for purposes of the Notes, Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture is hereby amended in its entirety as follows: The Trustee’s right to payment of its fees, reimbursement and indemnity under, and in its lien provided for in, Section 6.07 of the Contingent Convertible Securities Indenture shall survive the payment in full of the Notes, the satisfaction and discharge of the Indenture, the Automatic Conversion upon a Conversion Trigger Event, the resignation or removal of the Trustee and the termination for any reason of the Indenture.

Section 10.04.  Confirmation of Indenture. The Contingent Convertible Securities Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Contingent Convertible Securities Indenture and this First Supplemental Indenture shall, in respect of any Notes, be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Contingent Convertible Securities Indenture with respect to the Notes. In the event of a conflict between the terms and conditions of the Contingent Convertible Securities Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall prevail with respect to the Notes. In the event of a conflict regarding the rights and obligations of the Holders under the Contingent Convertible Securities Indenture, the First Supplemental Indenture, the Global Note, the Prospectus, including the section of the Prospectus entitled “Description of the Notes”, or any other document relating to the Notes, the terms and conditions of this First Supplemental Indenture shall prevail with respect to the Notes.

Section 10.05.  Concerning the Trustee. The Trustee does not make any representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Contingent Convertible Securities Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 10.06.  Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York. Whether (i) a Conversion Trigger Event or an event leading to a cancellation of interest has occurred is based upon applicable Mexican law or a determination by the applicable Mexican regulator, as set forth in this First Supplemental Indenture, in accordance with Mexican law (as amended from time to time); (ii) a Withholding Tax Event or a Tax Event has occurred is based upon a determination in accordance with Mexican law (or other applicable law in the case of a Withholding Tax Event involving a jurisdiction other than Mexico), as amended from time to time, evidenced by an opinion of a nationally recognized law firm and, if required, a certification by the Company, as set forth in this First Supplemental Indenture; and (iii) a Capital Event has occurred shall be determined by the Company, as set forth in this First Supplemental Indenture, in accordance with Mexican law (as amended from time to time). The ranking and subordination of the Notes, shall be governed by, and construed in accordance with, Mexican law (as amended from time to time). The parties hereto and each Holder of a Note by its acceptance thereby, each hereby waive any rights it may have under the law of the State of New York not to give effect to any such determination to the fullest extent permitted by applicable law. Any proceedings in respect of the Company’s concurso mercantil or bankruptcy shall be conducted in accordance with the Mexican Bankruptcy Law and Chapter II of Title Seven of the Mexican Financial Groups Law, and any merger or consolidation of the Company shall be subject to applicable approvals under the Mexican Financial Groups Law and any other applicable Mexican laws, as replaced or amended from time to time, or any successor thereof.

Section 10.07.  Representations by the Company. The Company hereby represents that:

(a)             the offering and sale of the Notes, as well as the execution of the Indenture and any other documents relating to the offering and sale of the Notes, were approved by the shareholders of the Company at the ordinary and extraordinary shareholders’ meeting of the Company held on December 5, 2016;

(b)             the documentation and information included or incorporated by reference in the Prospectus and used as a basis for the issuance of the Notes, have been prepared based on the audited consolidated financial statements of the Company corresponding to the period ended as of December 31, 2015 and the consolidated financial statements, subject to a limited review of the Company corresponding to the period ending on September 30, 2016 (the “Financial Statements”). A copy of the Financial Statements is attached as Exhibit F hereto;

(c)             at the ordinary and extraordinary shareholders’ meeting of the Company held on December 5, 2016, the Company’s shareholders authorized any member of the Board of Directors, acting individually, to execute the Notes; and

(d)             the issuance of the Ordinary Shares necessary to ensure the conversion rights of the Notes was approved at the ordinary and extraordinary general shareholders’ meeting held on December 5, 2016.

Section 10.08.  Reports. So long as any Notes remain outstanding:

(a)             within four (4) months after the end of each fiscal year, the Company’s Board of Directors, through an appointed person, shall notify the shareholders of the number of Notes that have been converted into Ordinary Shares in accordance with the Indenture as of the date thereof. Such notification shall include the number of underlying Ordinary Shares of the Company that were released as a result of such conversion; and

(b)             the Company shall publish, on an annual basis, its balance sheet corresponding to the previous fiscal year in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación), duly certified by a public accountant.

Section 10.09.  Entire Agreement. With respect to Notes issued pursuant to this First Supplemental Indenture, any agreements, arrangements or understandings between the Company and any Holder and Beneficial Owner of the Notes with respect to the Notes must be entered into in accordance with the terms of the Indenture.

Section 10.10.  Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V., as Company

By:	/s/ Pedro Moreno Cantalejo
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa Wyszomierski
Name:
Title:

[Signature Page to First Supplemental Indenture]

En la Ciudad de México, a los 27 días del mes de diciembre de 2016, ante la Comisión Nacional Bancaria y de Valores, representada por su Director General Adjunto de Autorizaciones Bursátiles, el Licenciado León Ernesto Ubilla Suazo y su Director de Asuntos Jurídicos Bursátiles, el Licenciado Gerardo Martín Villarino Campa, con fundamento en el artículo 30 de la Ley para Regular las Agrupaciones Financieras, en relación con el artículo 64 de la Ley de Instituciones de Crédito, y en ejercicio de la facultad prevista en los artículos 4, fracción XXVI de la Ley de la Comisión Nacional Bancaria y de Valores, 12, 26, fracción III, 55 y 58 del Reglamento Interior de la Comisión Nacional Bancaria y de Valores, y 1, fracción V, y último párrafo y 5, fracción III del Acuerdo por el que se adscriben orgánicamente las unidades administrativas de la Comisión Nacional Bancaria y de Valores, comparece en representación de Grupo Financiero Santander México, S.A.B. de C.V. (“Grupo Financiero Santander México”), el señor Juan Eduardo Llanos Reynoso en su carácter de apoderado, con el fin de hacer constar ante la Comisión Nacional Bancaria y de Valores la emisión de los títulos denominados “Obligaciones subordinadas, no preferentes, perpetuas y susceptibles de ser convertidas en acciones (Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes)”, en los términos de la presente acta de emisión (Supplemental Indenture), suscrita el día 27 de diciembre de 2016, en la ciudad de Nueva York, Estados Unidos de América, entre Grupo Financiero Santander México y The Bank of New York Mellon, y que se rige conforme a las Leyes del Estado de Nueva York, Estados Unidos de América, salvo por lo que se refiere a la determinación de la cancelación del pago de intereses, la conversión de las obligaciones subordinadas, si ha ocurrido cualquier evento que permita una amortización, la subordinación, medidas correctivas, así como, en su caso, el concurso mercantil, liquidación o disolución del Grupo Financiero Santander México o la resolución de Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, que se regirán e interpretarán en términos de la legislación de los Estados Unidos Mexicanos, la cual tendrá plena eficacia el día 29 de diciembre de 2016.

La presente constancia no exime de los demás actos, permisos o autorizaciones que conforme a la normatividad aplicable requiera de la Comisión Nacional Bancaria y de Valores, Grupo Financiero Santander México.

Grupo Financiero Santander México,

S.A.B. de C.V.

/s/ Juan Eduardo Llanos Reynoso

Sr. Juan Eduardo Llanos Reynoso
Apoderado

OTORGADA ANTE LA
COMISIÓN NACIONAL BANCARIA Y DE VALORES

/s/ León Ernesto Ubilla Suazo	/s/ Gerardo Martín Villarino Campa
Lic. León Ernesto Ubilla Suazo Director General Adjunto de Autorizaciones Bursátiles	Lic. Gerardo Martín Villarino Campa Director de Asuntos Jurídicos Bursátiles

EXHIBIT A

FORM OF GLOBAL NOTE

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE RIGHTS OF THE HOLDER OF THIS SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 11.01 OF THE INDENTURE, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 11.01, AND THE HOLDER OF THIS SECURITY, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 11.01 OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF MEXICO.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued under and governed by the Contingent Convertible Securities Indenture, dated as of [ ], 2016 (the “Contingent Convertible Securities Indenture”), as supplemented by the First Supplemental Indenture, dated as of [ ], 2016 (the “First Supplemental Indenture” and, together with the Contingent Convertible Securities Indenture, the “Indenture”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the First Supplemental Indenture.

The rights of the Holder and Beneficial Owners of this Security are, to the extent and in the manner set forth in Sections 5.01, 5.02 and 5.03 of the First Supplemental Indenture, subordinated to the claims of other creditors of the Company, and this Security is issued subject to the provisions of those Sections 5.01, 5.02, 5.03, and the Holder (and Beneficial Owners) of this Security, by accepting the same, agrees to, and shall be bound by, such provisions. The provisions of Sections 5.01, 5.02, 5.03 and 5.04 of the First Supplemental Indenture are subject to, and the terms of this paragraph are governed by, and shall be construed in accordance with, Mexican law.

The rights of the Holder of this Security are subject to Section 2.15 of the First Supplemental Indenture. Effective upon, and following, the occurrence of the Automatic Conversion, provided that the Company delivers the Settlement Shares to the Settlement Share Depositary (or the relevant recipient in accordance with this Security or the First Supplemental Indenture), Holders and Beneficial Owners shall not have any rights against or recourse to the Company with respect to the repayment of the Converted Principal Amount of this Security or payment of interest or any other amount on or in respect of the Converted Principal Amount of this Security, which liabilities of the Company shall be automatically released, and accordingly the then Current Principal Amount of this Security shall be reduced as described in Section 2.15 of the First Supplemental Indenture. Any interest in respect of an interest period ending on any Interest Payment Date falling between the Conversion Trigger Event and the Conversion Date with respect to any Converted Principal Amount shall be canceled pursuant to Section 2.03 of the First Supplemental Indenture upon the occurrence of such Conversion Trigger Event and shall not be due and payable nor shall any further interest accrue on such Converted Principal Amount.

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.
U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (Callable [ ], 2022 and every interest payment date thereafter)

No. [ ]	U.S.$[ ]
CUSIP NO. [ ]
ISIN NO. [ ]

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V. (herein called the “Company”, which term includes any successor Person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the principal sum of U.S.$[ ] ([ ] Dollars), if and to the extent due, and to pay interest thereon, if any, in accordance with the terms hereof and the Indenture. The Notes shall have no fixed maturity or fixed redemption date. Subject to a prior redemption or one or more Automatic Conversions, from (and including) the Issue Date to (but excluding) [ ], 2022 (the “First Call Date”), interest shall accrue on the then Current Principal Amount of the Notes at an initial rate equal to [ ]% per annum. Subject to a prior redemption or one or more Automatic Conversions, from and including the First Call Date and each fifth anniversary date thereafter (each such date, a “Reset Date”), to (but excluding) the next succeeding Reset Date, interest shall accrue on the then Current Principal Amount of the Notes at a rate per annum equal to the sum of the then-prevailing Treasury Yield on the relevant Reset Determination Date and [ ] basis points, converted to a quarterly rate in accordance with market convention. Subject to the provisions on the reverse of this Security relating to cancellation of interest and to Section 2.03, Section 2.04, Section 2.15(i) and Article 5 of the First Supplemental Indenture, interest, if any, shall be payable in four equal quarterly installments in arrears on [ ], [ ], [ ] and [ ] of each year (each, an “Interest Payment Date”). The first date on which interest may be paid shall be [ ], 2017. Subject to the limitations specified on the reverse of this Security, if any interest payment is to be made with respect of the Notes on a date other than an Interest Payment Date, including on any scheduled redemption date, it shall be calculated by applying the interest rate as described above and multiplying the product by 30/360 and rounding the resulting figure to the nearest cent (half a cent being rounded upward). For this purpose “30/360” means, in respect of any period, the number of days in the relevant period, from and including the first day in such period to but excluding the last day in such period, such number of days being calculated on the basis of a 360 day year consisting of twelve (12) months of thirty (30) days each, divided by 360.

“Treasury Yield” means, as of the Reset Determination Date, an interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date, and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the United States public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Determination Date, and (B) the other maturing as close as possible to, but later than the Reset Date following the next succeeding Reset Determination Date, in each case as published in the most recent H.15, or, if a weekly average yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date is published in the most recent H.15, such weekly average yield to maturity as published in such H.15.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and most recent H.15 means the H.15 published closest in time but prior to the close of business on the third Business Day prior to the applicable Reset Date.

If any scheduled Interest Payment Date is not a Business Day, the Company shall pay such interest, to the extent that the Company elects to make an interest payment, on the next Business Day, and no further interest or other payment shall be owed or made in respect of such delay.

If any scheduled redemption date is not a Business Day, payment of interest, if any, and principal shall be postponed to the next Business Day, but interest on that payment shall not accrue during the period from and after any scheduled redemption date.

The interest, if any, so payable, and paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest which shall be the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Interest on the Notes shall be due and payable only at the sole discretion of the Company, and the Company shall have sole and absolute discretion at all times and for any reason to cancel any interest payment (in whole or in part) that would otherwise be payable on any Interest Payment Date. If the Company elects not to make an interest payment in respect of the Notes on the relevant Interest Payment Date, or if the Company elects to make a payment of a portion, but not all, of such interest payment, such non-payment shall evidence the Company’s exercise of its discretion to cancel such interest payment (or the portion of such interest payment not paid), and accordingly such interest payment (or the portion thereof not paid) shall be canceled and shall not be or become due and payable.

Interest on the Notes shall only be due and payable on an Interest Payment Date to the extent that it is not canceled (in whole or in part) in accordance with the provisions set forth in Section 2.03(a), Section 2.04, Section 2.15(j) and Article 5 of the First Supplemental Indenture, respectively, and any interest canceled (in whole or in part) pursuant to such sections shall not be due and shall not accumulate or be payable at any time thereafter, and Holders and Beneficial

Owners shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation of interest in respect of the Notes.

To the extent redeemed, the Notes shall cease to bear interest from, and including, the date of any redemption of the Notes as described under Sections 2.09, 2.10 and 2.11 of the First Supplemental Indenture unless payment and performance of all amounts and obligations due by the Company in respect of the redeemed Notes are not properly and duly made, in which event interest shall continue to accrue on the redeemed Notes until payment and performance of all amounts and obligations have been properly and duly made. Furthermore, in the event of an Automatic Conversion upon the occurrence of a Conversion Trigger Event or a Liquidation Event, any accrued but unpaid interest on the Notes shall be canceled upon the occurrence of such Conversion Trigger Event or Liquidation Event, as the case may be, and such interest shall not become due and payable at any time nor shall any further interest accrue.

Interest due on the Notes from the Company shall be automatically canceled if (a) the Bank is classified as Class II or below pursuant to Article 122 of the Mexican Banking Law and the regulations thereunder, which specify capitalization requirements, or if, as a result of the applicable payment of interest, the Bank would be classified as Class II or below or (b) any financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company experiences a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas De Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law, (each an “Interest Cancellation Event”). As of the Issue Date, the minimum capital ratios to be classified as Class I (and, as a result, not Class II or below) are (i) 10.5% in respect of Total Net Capital (capital neto), (ii) 8.5 % in the case of Tier 1 Capital (capital básico) and (iii) 7.0% in the case of Fundamental Capital (capital fundamental), plus in each case, any other applicable capital supplement (as of the Issue Date, within a four-year period starting December 31, 2016, a Systemically Important Bank Capital Supplement for Grade III banks of 1.20% and any Countercyclical Capital Supplement applicable to the Bank).

By its acquisition of the Notes, each Holder and each Beneficial Owner shall be deemed to have acknowledged and agreed that (a) interest is payable solely at the discretion of the Company, and no amount of interest shall become due and payable in respect of the relevant interest period to the extent that it has been canceled (in whole or in part) by the Company at the Company’s sole discretion and/or has been canceled as a result of the occurrence and continuation of an Interest Cancellation Event; (b) a cancellation of interest (in whole or in part) in accordance with the terms of the Indenture and the Notes shall not constitute a default in payment or otherwise under the terms of the Notes or the Indenture; and (c) neither an Automatic Conversion nor a cancellation of interest, (in whole or in part) in accordance with the terms of the Indenture and the Notes shall give rise to a default of the purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

Payments of principal of and interest, if any, on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Notes represented by a Global Note shall be made through one or more Paying Agents appointed under the Contingent Convertible Securities Indenture to DTC or its nominee, as the Holder of this Security. Initially, the Paying Agent and the Contingent Convertible Security Registrar for the Notes shall be The Bank of New York Mellon, 101 Barclay Street, Floor 7-E, New York, New York 10286. The Company may change the Paying Agent without prior notice to the Holders and Beneficial Owners of the Notes, and in such an event the Company may act as Paying Agent or Contingent Convertible Security Registrar.

Payments of principal, interest and other amounts in respect of the Notes represented by a Global Note shall be made by wire transfer of immediately available funds on the date such payment is scheduled to be paid. The Company shall, on each date on which any payment in respect of the Notes becomes due, transfer to the Paying Agent such amount as may be required for the purposes of such payment no later than 11:00 a.m. New York City time.

This Security shall be governed by and construed in accordance with the laws of the State of New York, irrespective of conflicts of laws principles, except as stated in Section 10.06 of the First Supplemental Indenture and as stated herein.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES. THE OBLIGATIONS UNDER THIS SECURITY ARE UNSECURED AND NOT GUARANTEED, OR OTHERWISE ELIGIBLE FOR REIMBURSEMENT, BY THE INSTITUTO PARA LA PROTECCIÓN AL AHORRO BANCARIO OR ANY OTHER MEXICAN GOVERNMENTAL AGENCY OR BY THE COMPANY’S SUBSIDIARIES OR AFFILIATES OR ANY OTHER ENTITY THAT IS A PART OF THE GROUP.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: [ ]

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Notes of the series designated herein referred to in the Indenture.

Date: [ ]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued under and governed by the Contingent Convertible Securities Indenture, dated as of [ ], 2016 (herein called the “Contingent Convertible Securities Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Contingent Convertible Securities Indenture), as supplemented and amended by the First Supplemental Indenture, dated as of [ ], 2016 (the “First Supplemental Indenture” and, together with the Contingent Convertible Securities Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Insofar as the provisions of the First Supplemental Indenture may conflict with the provisions set forth in this Security, the provisions of the First Supplemental Indenture shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to a principal amount of U.S.$[aggregate principal amount of series of Notes], which amount the Company may increase from time to time, without the consent of the Holders of the Notes then outstanding, but subject to the approval of Banco de México, if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

All payments made by or on the Company’s behalf in respect of the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature and interest, penalties and fines in respect thereof, imposed or levied by or on behalf of Mexico or any other jurisdiction through which payments are made or any authority or agency therein or thereof having power to tax (each a “Relevant Jurisdiction” and any such amount, a “Relevant Tax”) unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Company shall pay such additional interest (“Additional Interest”) as may be necessary so that the net amounts received by the Holders, after such withholding or deduction shall equal the amount which would have been received in respect of the Notes in the absence of such withholding or deduction; except that no such Additional Interest shall be payable with respect to any Note under the circumstances set forth in Section 8.01 of the First Supplemental Indenture.

Payments under the Notes shall be subject in all cases to any applicable fiscal or other laws and regulations in the place of payment or other laws and regulations to which the Company or its Paying Agents agree to be subject and the Company shall not, save as provided under Section 8.01 of the First Supplemental Indenture, be liable for any taxes or duties of whatever nature imposed or levied by such laws, regulations or agreements. No commission or expenses shall be charged to the Holders in respect of such payments.

The Company may, at its option, redeem the Notes on the First Call Date and on any Interest Payment Date thereafter, in whole (up to the then Current Principal Amount) or in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes and any Additional Interest up to but excluding the Redemption Date; provided that the Company shall not redeem the Notes pursuant to this paragraph unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable Redemption Date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Optional Redemption.

In the event of a partial Optional Redemption of the Notes, the Notes shall be redeemed from each Holder thereof pro rata according to the then Current Principal Amount of the Notes held by the relevant Holder in relation to the then Current Principal Amount of all Notes; provided, however, that Global Notes to be redeemed that are held through DTC shall be selected in accordance with the applicable procedures of DTC. In respect of Notes held by DTC or its nominee, the distribution of the proceeds from such redemption shall be made to DTC or its nominee and disbursed by DTC or its nominee in accordance with the procedures applied by DTC or its nominee. In determining the proration of the Notes to be redeemed, the Company may make such adjustments as may be appropriate in order that only the Notes in authorized denominations shall be redeemed, subject to the minimum denominations set forth in the Indenture.

The Company may, at its option, redeem the Notes at any time in whole (up to the then Current Principal Amount) but not in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes, plus any Additional Interest, up to, but excluding, the Redemption Date, upon the occurrence of a Withholding Tax Event; provided that the Company shall not redeem the Notes pursuant to this paragraph, unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the date of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable redemption date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Withholding Tax Redemption.

The Company may, at its option, redeem the Notes at any time in whole (up to the then Current Principal Amount) but not in part, at par plus accrued and unpaid (and not canceled) interest due on, or with respect to, the Notes, plus any Additional Interest, up to, but excluding, the Redemption Date, upon the occurrence of a Special Event; provided that the Company shall not redeem the Notes pursuant to this paragraph, unless (i)(a) the Bank maintains, and after giving effect to the concurrent redemption of the Notes and the Back-to-Back Note, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the date of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the Back-to-Back Note such that it remains in compliance with the Mexican Capitalization Requirements, and (ii) the Company has obtained the authorization from Banco de México to redeem the Notes prior to the applicable redemption date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to redeem any Notes called for Special Event Redemption.

Any interest payments that have been canceled pursuant to the terms of this Security and the Indenture shall not be payable if the Notes are redeemed pursuant to any of the preceding paragraphs.

Before the Company may redeem the Notes pursuant to any of the preceding paragraphs relating to the Company’s rights of redemption, the Company shall evidence its election to redeem the Notes (in whole or in part, as the case may be) by a Board Resolution delivered at the time notice of redemption is given to the Holders. If the Company elects to have the Trustee give any notice of redemption in respect of the Notes, then the Company shall deliver to the Trustee, not less than forty (40) days or more than sixty (60) days prior to the Redemption Date (unless the Trustee agrees to a shorter period in writing), a notice requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by Section 10.05 of the Contingent Convertible Securities Indenture. If the Company elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Company and at the Company’s expense.

In the event the Company elects to redeem the Notes pursuant to this Security and the Indenture and has received approval from Banco de México, the Company shall or shall cause the Trustee to mail notice of any such redemption, in the manner provided for in Section 1.06 of the Contingent Convertible Securities Indenture, not less than thirty (30) calendar days but not more than sixty (60) calendar days prior to the Redemption Date, to each Holder. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.

Any notice of redemption shall state (i) the redemption date, (ii) the redemption price, (iii) that on the redemption date, the redemption price and any accrued but unpaid (and not canceled) interest payable up to (but excluding) the redemption date will become due and payable in respect of each Note being to be redeemed and, unless payment and performance of all amounts and obligations due by the Company are not properly made, interest, if any, on each

Note, or the portion of each Note, to be redeemed will cease to accrue on or after the redemption date, (iii) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price, and (iv) the CUSIP or ISIN number if any, listed in the notice or printed on the Security, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the payment of the redemption amount with respect to such redemption a Conversion Trigger Event has occurred, such notice of redemption shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the date of any such redemption Banco de México has objected to or refused to grant permission to the Company, as applicable, to redeem the relevant Notes, such notice of redemption shall be automatically rescinded and shall be of no force and effect and no payment in respect of any redemption amount, if applicable, shall be due and payable.

If the Company has delivered a notice of redemption pursuant to Article 10 of the Contingent Convertible Securities Indenture, but prior to the payment of the redemption amount with respect to such redemption the Bank is not in compliance with the Mexican Capitalization Requirements or any alternative or additional pre-conditions required by Banco de México as a pre-requisite to its permission for such redemption, such notice of redemption shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

Subject to applicable law, the Company may at any time and from time to time repurchase, or procure others to repurchase for the Company’s account, Notes in the open market by tender or by private agreement in any manner and at any price or at differing prices. Notes purchased or otherwise acquired by the Company shall be surrendered to the Trustee for cancellation (in which case all Notes so surrendered shall forthwith be canceled in accordance with applicable law and thereafter may not be reissued or resold). Any such purchases shall be subject to the satisfaction of the following conditions: (x)(a) the Bank maintains, and after giving effect to the repurchase of the Notes by the Company and any concurrent cancellation of the same amount of the Back-to-Back Note by the Bank, shall maintain, each of its capital ratios equal to, or exceeding, the then-applicable capital ratios required by the CNBV in accordance with Section IV, c), 1 of Annex 1-R of the general rules applicable to Mexican banks or any successor regulation, which as of the Issue Date are 10.5% in the case of Total Net Capital (capital neto), 8.5% in  the case of Tier 1 Capital (capital básico), and 7.0% in the case of Fundamental Capital (capital fundamental), plus the then-applicable Countercyclical Capital Supplement and Systemically Important Bank Capital Supplement, or (b) the Bank issues securities that replace the amount of the Back-to-Back Note so canceled such that it remains in compliance with the Mexican Capitalization Requirements, and (y) the Company has obtained the authorization from Banco de México to repurchase the Notes prior to the applicable repurchase date; provided, however, that if at any time a Conversion Trigger Event shall have occurred, then the Company shall have no obligation to repurchase any Notes that the Company had agreed to repurchase.

Upon the occurrence of a Conversion Trigger Event, on the Conversion Date, the then Current Principal Amount of the Notes shall be automatically reduced in one or more Automatic Conversions by the applicable Conversion Amount and the Converted Principal Amount of the Notes relating to such Automatic Conversions shall be converted exclusively into (i) if the Holder is Santander España, the Company’s Series F shares and (ii) if the Holder is not Santander España, the Company’s Series B shares, in each case credited as fully paid (the “Settlement Shares”) at the Conversion Price and in accordance with the terms set forth herein. Settlement Shares upon any Automatic Conversion shall be released and delivered by the Company to the Settlement Share Depositary (on behalf of the Holders and Beneficial Owners) on the Conversion Date, in consideration for which all of the Company’s obligations with respect to the Converted Principal Amount under the Notes resulting from such Automatic Conversion shall be irrevocably and automatically terminated, and under no circumstances shall such terminated obligations be reinstated.

A “Conversion Trigger Event” shall occur when:

(i)            the Business Day in Mexico following the publication of a determination by the CNBV, in its official publication of capitalization levels for Mexican banks, that the Bank’s Fundamental Capital Ratio, as calculated pursuant to the applicable Mexican Capitalization Requirements, is equal to or below 5.125%;

(ii)            if both (a) the CNBV notifies the Bank that it has made a determination, pursuant to Article 29 Bis of the Mexican Banking Law, that a cause for revocation of the Bank’s license has occurred resulting from (x) the Bank’s assets being insufficient to satisfy its liabilities, (y) the Bank’s non-compliance with corrective measures imposed by the CNBV pursuant to the Mexican Banking Law, or (z) the Bank’s non-compliance with the capitalization requirements set forth in the Mexican Capitalization Requirements and (b) the Bank has not cured such cause for revocation, by (x) complying with such corrective measures, or (y)(1) submitting a capital restoration plan to, and receiving approval of such plan by, the CNBV, (2) not being classified in Class III, IV or V, and (3) transferring at least 75% of its shares to an irrevocable trust, or (z) remedying any capital deficiency, in each case, on or before the third or seventh calendar day in Mexico, as applicable, following the date on which the CNBV notifies the Bank of such determination;

(iii)            if the Banking Stability Committee, which is a committee formed by the CNBV, the Ministry of Finance and Public Credit, Banco de México and the Instituto para la Protección al Ahorro Bancario of Mexico, determines pursuant to Article 29 Bis 6 of the Mexican Banking Law that, under Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law, financial assistance is required by the Bank to avoid revocation of its license because the Bank’s assets are insufficient to satisfy the Bank’s liabilities, or the Bank’s failure to comply with corrective measures, to comply with capitalization requirements, or to satisfy certain liabilities when due, as a means to maintain the solvency of the Mexican financial system or to avoid risks affecting the

Mexican payments system and such determination is either made public or notified to the Bank (for the avoidance of doubt, pursuant to Annex 1-R of the general rules applicable to Mexican banks, a Conversion Trigger Event shall occur if financial assistance or other loans shall be granted to the Bank pursuant to Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law); or

(iv)            if any financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company experiences a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas de Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law.

The procedures set forth in this Security and Section 2.15 of the First Supplemental Indenture are subject to change to reflect changes in DTC practices, and the Company may make changes to the procedures set forth in Section 2.15 of the First Supplemental Indenture to the extent reasonably necessary, in the opinion of the Company, to reflect such changes in DTC practices. Any such changes shall be subject to the provisions of Section 7.01 of the First Supplemental Indenture.

Notwithstanding anything to the contrary contained in the Indenture or this Security, once the Company has delivered a Conversion Trigger Notice following the occurrence of a Conversion Trigger Event, (i) subject to the right of Holders relating to a breach of Performance Obligation, in the event of a failure by the Company to deliver any Settlement Shares to the Settlement Share Depositary on the Conversion Date, the Indenture shall impose no duties upon the Trustee whatsoever with regard to an Automatic Conversion upon a Conversion Trigger Event and the Holders and Beneficial Owners shall have no rights whatsoever under the Indenture or the Notes to instruct the Trustee to take any action whatsoever, and (ii) as of the date of the Conversion Trigger Notice, except for any indemnity and/or security provided by any Holder or by any Beneficial Owner in such direction or related to such direction, any direction previously given to the Trustee by any Holders or by any Beneficial Owners shall cease automatically and shall be null and void and of no further effect; except in each case of (i) and (ii) of this paragraph, with respect to any rights of Holders or Beneficial Owners with respect to any payments under the Notes that were unconditionally due and payable prior to the date of the Conversion Trigger Notice or unless the Trustee is instructed in writing by the Company to act otherwise.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

The Trustee shall not be liable with respect to (i) any aspect of the Company’s decision to deliver a Conversion Trigger Notice or the related Automatic Conversion, (ii) the adequacy of the disclosure of these provisions in the Prospectus or any other offering material in respect of the Notes or for the direct or indirect consequences thereof or (iii) any other requirement of the Company contained herein related to a Conversion Trigger Event or the Automatic Conversion.

For the avoidance of doubt, the Company’s obligation to indemnify the Trustee in accordance with Section 6.07 of the Contingent Convertible Securities Indenture shall survive any Automatic Conversion.

Following the delivery of the Settlement Shares by the Company to the Settlement Share Depositary (or to the relevant recipient in accordance with the terms of the Notes) on a Conversion Date, the Converted Principal Amount relating to such Automatic Conversion of the Notes shall remain in existence until the applicable Cancellation Date for the sole purpose of evidencing a Holders’ right to receive Settlement Shares or, if the Holder elects, ADSs from the Settlement Share Depositary (or such other relevant recipient, as applicable).

The Holders shall not at any time have the option to convert the Notes into Settlement Shares.

The occurrence of the Automatic Conversion shall not constitute an Enforcement Event.

Notwithstanding any other provision herein, by its acquisition of the Notes, each Holder and Beneficial Owner shall be deemed to have (i) agreed to all of the terms and conditions of the Notes, including, without limitation, those related to (x) Automatic Conversion following a Conversion Trigger Event and (y) the appointment of the Settlement Share Depositary and the issuance of the Settlement Shares to the Settlement Share Depositary (or to the relevant recipient in accordance with the terms of the Indenture or the Notes) and acknowledged that such events in (x) and (y) may occur without any further action on the part of such Holders or Beneficial Owners or the Trustee, (ii) agreed that effective upon, and following, an Automatic Conversion, no amount shall be due and payable to the Holders or Beneficial Owners, and the liability of the Company to pay the Converted Principal Amount, or any interest in respect of the Converted Principal Amount, shall be automatically released, and the Holders and the Beneficial Owners shall not have the right to give a direction to the Trustee with respect to the Conversion Trigger Event and any related Automatic Conversion, (iii) waived, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship under, and the performance of its duties, powers and rights in respect of, the Indenture and in connection with the Notes, including, without limitation, claims related to or arising out of or in connection with the Conversion Trigger Event and/or any Automatic Conversion, and (iv) authorized, directed and requested DTC, INDEVAL and any direct participant in DTC or INDEVAL or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the Automatic Conversion without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

If any Holder or Beneficial Owner (or group of either or both) of the Notes other than Santander España would become a Holder or group of Holders (i) of more than two percent (2%) of the Company’s Ordinary Shares as a result of an Automatic Conversion, and the requirements specified in the Mexican Financial Groups Law are not satisfied by the applicable Holder or group of Holders, or (ii) of more than five percent (5%) of the Company’s Ordinary Shares as a result of an Automatic Conversion, the Company shall cause the Settlement Share Depositary to sell in whatever manner the Settlement Share Depositary determines, in its sole discretion, a sufficient amount of Settlement Shares in excess of any of the applicable percentages specified above (the “Excess Settlement Shares”) such that such Holder or Beneficial Owner, together with any such group, does not become a Holder of Ordinary Shares exceeding two percent (2%) or five percent (5%), as applicable, of the Ordinary Shares of the Company, it being understood that such Holder shall be paid the proceeds, net of expenses, of the sale of the applicable Excess Settlement Shares.

The Conversion Price shall be subject to adjustment as provided in Article 3 of the First Supplemental Indenture.

A “Liquidation Event” shall result if there has occurred any voluntary or involuntary liquidation (concurso mercantil) of the Company or the liquidation (resolución) of the Bank. If a Liquidation Event occurs prior to the occurrence of a Conversion Trigger Event, subject to the subordination provisions of Article 5 of the First Supplemental Indenture, the Liquidation Distribution shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person, including the declaration by the Trustee, the Holders or any other Person that the Liquidation Distribution shall become immediately due and payable. Upon payment of the Liquidation Distribution, all interest accrued on the Notes to that date shall be canceled and such interest shall not become due and payable at any time nor shall any further interest accrue.

“Liquidation Distribution” means the Liquidation Preference per Note without any accrued interest, which shall be canceled upon the occurrence of a Liquidation Event. The “Liquidation Preference” means the then Current Principal Amount of each Note at the time the Liquidation Distribution is paid.

Subject to the satisfaction of any redemption conditions described in this Security and in Sections 2.09, 2.10 and 2.11 of the First Supplemental Indenture, if the Company does not make payment of principal in respect of the Notes for a period of fourteen (14) calendar days or more after the date on which such payment is due (a “Principal Non-Payment Event”), then the Trustee, on behalf of the Holders and Beneficial Owners, may, at its discretion, or shall at the direction of Holders of 25% or more of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the liquidation of the Company. In the event of a Liquidation Event, whether or not instituted by the Trustee, the Trustee may prove the claims of the Holders, Beneficial Owners and the Trustee. For the avoidance of doubt, the Trustee may not declare the principal amount of any outstanding Notes to be due and payable and may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid on the Notes.

In the event of a breach of any term, obligation or condition binding upon the Company under the Notes or the Indenture (other than any payment obligation of the Company under or arising from the Notes or the Indenture, including payment of any principal or interest, including any damages awarded for breach of any obligation) (such obligation, a “Performance Obligation”), the Trustee may without further notice institute such proceedings against the Company as it may deem fit to enforce the Performance Obligation, provided that the Company shall not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise (including any damages) earlier than the same would otherwise have been payable under the Notes or the Indenture, if any. For the avoidance of doubt, the breach by the Company of any Performance Obligation shall not confer upon the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Notes any claim for damages and, in the event of such a breach, the sole and exclusive remedy that the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Notes may seek under the Notes and the Indenture is specific performance under the laws of the State of New York. By its acquisition of the Notes, each Holder and Beneficial Owner of the Notes acknowledges and agrees (i) that such Holder and Beneficial Owner shall not seek, and shall not direct the Trustee (acting on their behalf) to seek, any claim for damages against the Company in respect of any breach by the Company of a Performance Obligation, and (ii) that the sole and exclusive remedy that such Holder and Beneficial Owner and/or the Trustee (acting on their behalf) may seek under the Notes and the Indenture for a breach by the Company of a Performance Obligation is specific performance under the laws of the State of New York

Other than the limited remedies specified in Article 4 of the First Supplemental Indenture, and subject to the second succeeding paragraph below, no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders) or to the Holders and Beneficial Owners, whether for the recovery of amounts owing in respect of such Notes or under the Indenture, or in respect of any breach by the Company of any of the Company’s obligations under or in respect of the terms of such Notes or under the Indenture in relation thereto; provided, however, that the Company’s obligations to the Trustee under, and the Trustee’s lien provided for in, Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Sections 5.05 and 6.07 of the Contingent Convertible Securities Indenture shall not be limited or impaired by Article 4 of the First Supplemental Indenture or otherwise and expressly survive any Enforcement Event and are not subject to the subordination provisions of Article 5 of the First Supplemental Indenture.

Notwithstanding the limitations on remedies specified in Article 4 of the First Supplemental Indenture, (i) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders and Beneficial Owners under the provisions of the Indenture, and (ii) nothing shall impair the rights of a Holder or Beneficial Owner of the Notes under the Trust Indenture Act, absent such Holder’s or Beneficial Owner’s consent, to sue for any payment due but unpaid in respect of the Notes as provided for in Section 5.07 of the Contingent Convertible Securities Indenture; provided that, in the case of (i) and (ii) above, any payments in respect of, or arising from, the Notes, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Notes, shall be subject to the subordination provisions set forth in Article 5 of the First Supplemental Indenture.

In furtherance of Section 6.01 of the Contingent Convertible Securities Indenture:

(i) For purposes of Sections 315(a) and 315(c) of the Trust Indenture Act, the term “default” is hereby defined to mean an Enforcement Event which has occurred and is continuing.

(ii) Notwithstanding anything contained in the Contingent Convertible Securities Indenture to the contrary, the duties and responsibilities of the Trustee under the Indenture shall be subject to the protections, exculpations and limitations on liability afforded to an indenture trustee under the provisions of the Trust Indenture Act.

The Company covenants and agrees, and each Holder of Notes issued hereunder likewise covenants and agrees, that the Notes shall be issued subject to the provisions of this Security and Article 5 of the First Supplemental Indenture and each Holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The payment by the Company of the principal of and interest on all Notes issued hereunder shall, to the extent and in the manner set forth in Article 5 of the First Supplemental Indenture, rank (i) subordinate and junior in right of payment and in liquidation to all the Company’s present and future Senior Indebtedness and Subordinated Preferred Indebtedness, (ii) pari passu without preference among themselves and with all of the Company’s present and future other unsecured Subordinated Non-Preferred Indebtedness and (iii) senior only to all classes of the Company’s capital stock, provided that determinations concerning ranking and subordination of the Notes as a regulatory mater, shall be governed by, and construed in accordance with, Mexican law. No provision of Article 5 of the First Supplemental Indenture shall prevent the occurrence of any Enforcement Event hereunder.

No payment of principal or interest on the Notes may be made at any time when (i) any Senior Indebtedness in an amount greater than U.S.$[ ] is not paid when due, and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist or (ii) the maturity of any Senior Indebtedness in an amount greater than U.S.$[ ] has been accelerated because of a default and such Senior Indebtedness has not been paid in full or such acceleration rescinded.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee when such payment is prohibited by the preceding paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (subject to the priority specified in the preceding paragraph) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment of the amounts then due and owing on such Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of such Senior Indebtedness.

Except as set forth in the following paragraph, in the event of any Liquidation Event, Holders of the Notes (except to the extent that the Notes have been previously converted into the Company’s Ordinary Shares pursuant to Automatic Conversion or previously redeemed pursuant to this Security and Sections 2.09, 2.10 or 2.11 of the First Supplemental Indenture) shall be entitled to receive, out of the assets of the Company available for distribution to Holders of the Notes, the Liquidation Distribution. Such entitlement shall arise before any distribution of assets is made to holders of Ordinary Shares or any other instrument of the Company ranking junior to the Notes.

If, before the occurrence of a Liquidation Event, a Conversion Trigger Event occurs but the Automatic Conversion has not yet taken place, Holders will be entitled to receive out of the relevant assets of the Company a monetary amount equal to that which Holders would have received on any distribution of the assets of the Company if such Automatic Conversion had taken place immediately prior to such liquidation.

After payment of the relevant entitlement in respect of a Note as described in the preceding paragraphs, such Note shall confer no further right or claim to any of the remaining assets of the Company.

Subject to applicable law, neither any Holder or Beneficial Owner of the Notes nor the Trustee acting on behalf of the Holders may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company in respect of, or arising under, or in connection with, the Notes or the Indenture and each Holder and Beneficial Owner of the Notes, by virtue of its holding of any Notes or any interest therein, and the Trustee acting on behalf of the Holders, shall be deemed to have waived all such rights of set-off, compensation or retention. If, notwithstanding the above, any amounts due and payable to any Holder or Beneficial Owner of a Note or any interest therein by the Company in respect of, or arising under, the Notes are discharged by set-off, such holder or beneficial owner shall, subject to applicable law, immediately pay an amount equal to the amount of such discharge to the Company (or, if a Liquidation Event shall have occurred, the liquidator, administrator or conciliador of the Company or any other applicable Person designated for such purposes, as the case may be) and, until such time as payment is made, shall hold an amount equal to such amount in trust or deposit (where possible) or otherwise for the Company (or the liquidator, administrator or conciliador of the Company or any other applicable Person designated for such purposes, as the case may be) and, accordingly, any such discharge shall be deemed not to have taken place.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the series of Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding of the series to be affected.

With respect to Notes issued pursuant to the First Supplemental Indenture, any agreements, arrangements or understandings between the Company and any Holder with respect to the Notes must be entered into in accordance with the terms of the Contingent Convertible Securities Indenture and the First Supplemental Indenture.

Holders of not less than a majority of the Current Principal Amount of the Notes may on behalf of the Holders of all of the Notes waive any past Enforcement Event that results from a breach by the Company of a Performance Obligation. Holders of a majority of the Current Principal Amount of the Notes shall not be entitled to waive any past Enforcement Event that results from a Liquidation Event or a Principal Non-Payment Event.

As set forth in, and subject to, the provisions of the Indenture, no Holder shall have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder fulfils the requirements of Section 5.06 of the Contingent Convertible Securities Indenture.

Securities of this series are issuable only in registered form without coupons in initial denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The denominations cannot be changed without the consent of the Trustee. The denomination of each book-entry interest in a Security of this series shall be the “Tradable Amount” of such book-entry interest. Prior to any Automatic Conversion, the aggregate Tradable Amount of the book-entry interests in each this Security shall be equal to this Security’s then Current Principal Amount. Following an Automatic Conversion, the principal amount of this Security shall be reduced by an amount equal to the Converted Principal Amount arising from such Automatic Conversion, but the Tradable Amount of the book-entry interests in this Security shall remain unchanged as a result of the Automatic Conversion until the distribution of the Settlement Shares arising from such Automatic Conversion, at which time the Tradable Amount shall be reduced by an amount equal to the Converted Principal Amount arising from such Automatic Conversion.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the law of the State of New York. Whether (i) a Conversion Trigger Event or an event leading to a cancellation of interest has occurred is based upon applicable Mexican law or a determination by the applicable Mexican regulator, as set forth in the First Supplemental Indenture, in accordance with Mexican law (as amended from time to time); (ii) a Withholding Tax Event or a Tax Event has occurred is based upon a determination in accordance with Mexican law (or other applicable law in the case of a Withholding Tax Event involving a jurisdiction other than Mexico), as amended from time to time, evidenced by an opinion of a nationally recognized law firm and, if required, a certification by the Company, as set forth in the First Supplemental Indenture; and (iii) a Capital Event has occurred shall be determined by the Company, as set forth in the First Supplemental Indenture, in accordance with Mexican law (as amended from time to time). The ranking and subordination of the Notes, shall be governed by, and construed in accordance with, Mexican law (as amended from time to time). The parties hereto, and each Holder of a Note by its acceptance thereby, each hereby waive any rights it may have under the law of the State of New York not to give effect to any such determination to the fullest extent permitted by applicable law. Any proceedings in respect of the Company’s concurso mercantil or bankruptcy shall be conducted in accordance with the Mexican Bankruptcy Law and Chapter II of Title Seven of the Mexican Financial Groups Law, and any merger or consolidation of the Company shall be subject to applicable approvals under the Mexican Financial Groups Law and any other applicable Mexican laws, as replaced or amended from time to time, or any successor thereof.

(b)                    The Company has consented to the jurisdiction of the Supreme Court of the State of New York, County of New York and the United States District Court for the Southern District of New York, each in the Borough of Manhattan, and agreed that all disputes under the Indenture may be submitted to the jurisdiction of such courts. The Company has irrevocably consented to and waived to the fullest extent permitted by law any objection that it may have to the laying of venue of any suit, action or proceeding against it or its properties, assets and revenues with respect to the Indenture or any such suit, action or proceeding in any such court and any right to which it may be entitled by virtue of its present or future domicile or for any other reason.

To the extent that the Company or any of its revenues, assets or properties shall be entitled to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process remedy, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

The Company has designated and appointed Banco Santander, S.A., New York Branch, with an address at 45 East 53rd Street, New York, NY 10022, as its authorized agent upon which process may be served in any suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, arising out of or relating to this Security or the Indenture, but for that purpose only, and agrees that service of process upon said Banco Santander, S.A., New York Branch shall be deemed in every respect effective service of process upon it in any such suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, New York. Such appointment shall be irrevocable so long as any of the Notes remain outstanding until the appointment of a successor by the Company and such successor’s acceptance of such appointment. The Company has submitted (for the purposes of any such suit or proceeding) to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waived, to the extent it may effectively do so, any objection it may have now or hereafter to the laying of the venue of any such suit or proceeding.

Article 121 of the Mexican Banking Law provides that, in the exercise of its supervisory duties, the CNBV, through general regulations issued thereby, will classify banking institutions based on their compliance with the provisions of the Mexican Capitalization Requirements, which may take into account capital ratios that reflect the degree of stability and solvency of a Mexican bank.

Article 122 of the Mexican Banking Law provides that if a Mexican bank does not comply with the capital ratios required to be classified as Class I pursuant to the Mexican Capitalization Requirements, such bank must implement the corrective measures ordered by the CNBV, which may include:

(i)	informing the bank’s board of directors of its classification, based on the capital ratios thereof, and submitting a detailed report containing an evaluation of the bank’s overall financial status and its level of compliance with applicable regulations; the bank shall provide written notice to the chief executive officer and the chairman of the board of directors of the bank’s holding company (sociedad controladora del grupo financiero), which, with regard to the Bank, is the Company, with respect to such events and the status thereof;

(ii)	within a period not to exceed seven (7) calendar days, filing with the CNBV, for its approval, a capital recovery plan to increase the bank’s capital ratios; the bank’s capital recovery plan shall be approved by such bank’s board of directors before it is submitted to the CNBV;

(iii)	suspending any payment of dividends to its shareholders, as well as any mechanism or act for the making of any distributions or the granting of any economic benefits to shareholders;

(iv)	suspending any share repurchase programs;

(v)	deferring or canceling payment of interest and deferring or canceling the payment of principal on outstanding subordinated debt, as the case may be, or, if applicable, exchanging outstanding convertible subordinated debt into shares of the bank in the amount necessary to cover the capital deficiency if ordered by the CNBV; these corrective measures shall be applicable to subordinated debt considered part of the bank’s Tier 1 Capital (capital básico) or Tier 2 Capital (capital complementario); in the event that the bank issues subordinated debt, the bank is obligated to include in the documentation evidencing such debt, in the applicable indenture and in the applicable offering document, that such deferral or cancellation of payment of principal or deferral and cancellation of payments of interest, as the case may be, shall apply upon the occurrence of certain events as provided in the general rules applicable to Mexican banks and that the implementation of such measures shall not be considered a default under the relevant debt documentation;

(vi)	suspending payment of any extraordinary benefits and bonuses that are not a component of the ordinary salary of the chief executive officer or any officer within the next two levels of seniority, and suspending the granting of new benefits to the chief executive officer and the officers mentioned above until the bank complies with the minimum capital ratios set forth under the Mexican Capitalization Requirements;

(vii)	abstaining from increasing outstanding amounts of any loans granted to any person who is a related party of the bank pursuant to Article 73 and related provisions of the Mexican Banking Law; and

(viii)	any other corrective measures that, in each case, are provided by the general rules applicable to Mexican banks.

Article 122 of the Mexican Banking Law further provides that:

(i)	If a Mexican bank complies with the minimum capital ratios required pursuant to the Mexican Capitalization Requirements but any of its capital ratios is below the capital ratios required to be satisfied for a bank not to be subject to any corrective measures, such bank must implement certain corrective measures ordered by the CNBV, including, among others, (A) informing the bank’s board of directors of its classification, based on the capital ratios thereof and submitting a detailed report containing an evaluation of the bank’s overall financial status and its level of compliance with applicable regulations including the principal regulatory ratios, that reflect the bank’s degree of stability and solvency (together with any determinations or indications made by any of the CNBV or Banco de México) and providing written notice to the chief executive officer and the chairman of the board of directors of the bank’s holding company (sociedad controladora del grupo financiero), which, with regard to the Bank, is the Company; (B) abstaining from entering into any transaction that may decrease the bank’s capital ratios below the Mexican Capitalization Requirements; and (C) any other corrective measures ordered by the CNBV.

(ii)	Regardless of the capitalization level, the CNBV may order the implementation of additional special corrective measures applicable to Mexican banks, including, among others: (1) requiring compliance with additional corrective measures that the bank will be required to carry out to avoid a decrease of its capital ratios; (2) special audits to be performed by special auditors in connection with specific matters; (3) abstaining from increasing the salaries and benefits of all officers and employees of the bank, except for any change in salary previously agreed on and subject to the officers’ and employees’ labor rights; (4) removing officers, directors, statutory auditors or external auditors or appointing any persons to such positions; or (5) any other measures ordered by the CNBV, based on its inspection and supervision authorities or sound banking practices.

(iii)	If a Mexican bank does not comply with any Capital Supplement requirements pursuant to the Mexican Banking Law and the Mexican Capitalization Requirements, the CNBV may order the bank to suspend any payment of dividends or other distributions to its shareholders.

(iv)	Corrective measures will not be applicable to Mexican banks with a capital ratio equal to or greater than the capital ratios required to be classified as Class I pursuant to the Mexican Capitalization Requirements.

(v)	The Mexican Banking Law and the general rules applicable to Mexican banks classify Mexican banks in categories from I through V based on their capital ratios for Total Net Capital (capital neto), Tier 1 Capital (capital básico) and Fundamental Capital (capital fundamental); corrective measures are imposed based on such classification, starting at the time a bank is included in the category Class II.

(vi)	Article 122 of the Mexican Banking Law specifies that if a bank does not satisfy the capital ratios required to be classified as Class I pursuant to the Mexican Capitalization Requirements, the bank must implement the corrective measures ordered by the CNBV. Currently, the minimum capital ratios required to be classified as Class I are (i) 10.5% in the case of the Total Net Capital (capital neto), (ii) 8.5% in the case of Tier 1 Capital (capital básico) and (iii) 7.0% in the case of Fundamental Capital (capital fundamental), plus, in each case, any applicable Capital Supplement.

(vii)	Further, according to the general rules applicable to Mexican banks in effect on the date hereof, Mexican banks are classified as Class II, III, IV or V, if any of its capital ratios is below certain minimum capital ratios, which as of the Issue Date are: (a) 10.5% in the case of Total Net Capital (capital neto), (b) 8.5% in the case of Tier 1 Capital (capital básico), or (c) 7.0% in the case of Fundamental Capital (capital fundamental), plus, in each case, any applicable Capital Supplement thereof required under the Mexican Capitalization Requirements.

(viii)	The general rules applicable to Mexican banks further provide that corrective measures applicable to Mexican banks classified in Class II, III, IV or V include, among others, requiring a bank to suspend or cancel payment of interest and defer or cancel payment of any principal on outstanding subordinated debt or exchange outstanding convertible subordinated debt into shares of the bank in the amount necessary to cover the capital deficiency; in the event that a bank issues subordinated debt, a bank must include in the relevant debt documentation, in the applicable indenture and in the applicable offering document, that such suspension or cancellation of payment of interest and deferral or cancellation of payment of principal shall apply to subordinated debt in the event that a bank is classified in Class II, III, IV, or V and that the implementation of such measures shall not be considered a default under the relevant debt documentation.

(ix)	Mexican banks that are determined by the CNBV to be D-SIBs, in light of the impact that their default may cause to the Mexican financial system, the Mexican payment system or the Mexican economy, are required by the CNBV to implement an additional Systemically Important Bank Capital Supplement. The CNBV also has the authority to require a Countercyclical Capital Supplement on any and all Mexican banks, designed to cover adverse economic cycles, in the event that the aggregate financing received by the Mexican private sector grows at a higher level as compared to the level of growth of the Mexican economy.

EXHIBIT B

Form of Conversion Trigger Notice[[1]]

NOTICE TO DTC AND TO HOLDERS AND BENEFICIAL OWNERS

[Company Letterhead]

To:	The Depository Trust Company 55 Water Street, 25th Floor New York, NY 10041-0099 Attn: Mandatory Reorganization Department Fax: +1 (212) 855-5488 Email: mandatoryreorgannouncements@dtcc.com

Re: Grupo Financiero Santander México, S.A.B. de C.V. U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) – Notice to DTC, Holders and Beneficial Owners of the Occurrence of a Conversion Trigger Event

This notice is in relation to Grupo Financiero Santander México, S.A.B. de C.V.’s (the “Company”) U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) issued on [ ], 2016 (the “Notes”) pursuant to the Contingent Convertible Securities Indenture, dated as of [ ], 2016, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of [ ], 2016, between the Company and the Trustee (together, the “Indenture”). Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

Pursuant to Section 2.15(d) of the First Supplemental Indenture, the Company hereby notifies The Depository Trust Company (“DTC”), the Holders and Beneficial Owners of the Notes that a Conversion Trigger Event has occurred with respect to the Notes. Such Conversion Trigger Event has occurred because [the CNBV has published in its official publication of capitalization levels for Mexican banks a determination that the Fundamental Capital Ratio of the Bank, as calculated pursuant to the applicable Mexican Capitalization Requirements is equal to or below 5.125%][both (a) the CNBV has notified the Bank that it has made a determination pursuant to Article 29 Bis of the Mexican Banking Law, that a cause for revocation of the Bank’s license has occurred resulting from (x) the Bank’s assets being insufficient to satisfy its liabilities, (y) the Bank’s non-compliance with corrective measures imposed by the CNBV pursuant to the Mexican Banking Law, or (z) the Bank’s non-compliance with the capitalization requirements set forth in the Mexican Capitalization Requirements and (b) the Bank has not cured such cause for revocation, by (x) complying with such corrective measures, or (y)(1)

_____________________

1 Note: Addresses to be reconfirmed prior to when notice is sent; subject to modification if Notes are in definitive form and to changes in DTC (or successor clearing system) policies and procedures.

submitting a capital restoration plan to, and receiving approval of such plan by, the CNBV, (2) not being classified in Class III, IV or V, and (3) transferring at least 75% of its shares to an irrevocable trust, or (z) remedying any capital deficiency, in each case, on or before the third or seventh calendar day in Mexico, as applicable, following the date on which the CNBV notified the Bank of such determination][the Banking Stability Committee has determined pursuant to Article 29 Bis 6 of the Mexican Banking Law that, under Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law, financial assistance is required by the Bank to avoid revocation of its license because the Bank’s assets are insufficient to satisfy the Bank’s liabilities, or the Bank’s failure to comply with corrective measures, to comply with capitalization requirements, or to satisfy certain liabilities when due, as a means to maintain the solvency of the Mexican financial system or to avoid risks affecting the Mexican payments system and such determination is either made public or notified to the Bank][a financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company has experienced a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas de Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law].

Upon the occurrence of the Conversion Trigger Event, the terms of the Notes provide for (i) the reduction of the Current Principal Amount of the Notes in one or more Automatic Conversions by the applicable Conversion Amount and (ii) the conversion of the Converted Principal Amount relating to such Automatic Conversion into Settlement Shares on the Conversion Date, which is [date], at the Conversion Price. The Conversion Amount shall be [ ], which was calculated by [method], as provided in the Indenture. The Conversion Price shall be the [volume weighted average of the Ordinary Shares closing price on the Mexican Stock Exchange for the thirty (30) consecutive Business Days immediately preceding the Conversion Date, with each closing price for the thirty (30) consecutive Business Days being converted from pesos into U.S. dollars at the then-prevailing exchange rate][floor price of Ps.[ ] converted into U.S. dollars at the then-prevailing exchange rate], subject to any applicable adjustments. Upon an Automatic Conversion, all of the Company’s obligations under the Converted Principal Amount of the Notes shall be irrevocably and automatically terminated in consideration of the Company’s delivery of Settlement Shares at the Conversion Price on the Conversion Date to the Settlement Share Depositary (or other relevant recipient) on behalf of the Holders and Beneficial Owners. However, the terms of the Notes provide that the Converted Principal Amount of the Notes shall remain in existence until the applicable Cancellation Date for the sole purpose of evidencing a right to receive Settlement Shares or, if the Holder elects, ADSs from the Settlement Share Depositary (or such other relevant recipient, as applicable).

Accordingly, the Company hereby instructs DTC to indicate to all participants that payments of principal and interest are no longer payable under the Converted Principal Amount of the Notes as of the Conversion Date and that the Converted Principal Amount of the Notes will have no further entitlement to interest or principal as of such date by making a note to that effect in its systems. Additionally, as of the Suspension date, which shall be [date], DTC shall, as provided under applicable regulations, suspend all clearance and settlement of transactions in the Notes. As a result, from the Suspension Date, Holders will not be able to settle the transfer of any Notes, including any then Current Principal Amount through DTC, following the Suspension Date, and any sale or other transfer of the Notes that a Holder or Beneficial Owner of the Notes may have initiated prior to the Suspension Date that is scheduled to settle after the Suspension Date will be rejected by DTC and will not be settled through DTC.

The Company further requests DTC to post this notice on its Reorganization Inquiry for Participants System (or such other system as DTC uses for providing notices to holders of securities).

Should DTC, any Holder or any Beneficial Owner of the Notes have any inquiries, please contact either the Company at [Telephone, Fax, Email] or [Name] or the Settlement Share Depositary, at [Telephone, Fax, Email].[[2]]

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

By:
Name:
Title:

Dated: [ ]

cc	The Bank of New York Mellon 101 Barclay Street, Floor 7-E New York, NY 10286 United States of America Attn: International Corporate Trust Fax: [ ]

_____________________

2 Insert contact details of any Settlement Share Depositary, or, if the Company has been unable to appoint a Settlement Share Depositary, any other details required to set out the delivery procedures in respect of the Settlement Shares or ADSs as to holders and beneficial owners as the Company shall consider reasonable in the circumstances.

EXHIBIT C

Form of Conversion Trigger Event Officer’s Certificate

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

Conversion Trigger Event Officer’s Certificate

This Officer’s Certificate is being delivered in relation to Grupo Financiero Santander México, S.A.B. de C.V.’s (the “Company”) U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) issued on [ ], 2016 (the “Notes”) pursuant to the Contingent Convertible Securities Indenture, dated as of [ ], 2016, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of [ ], 2016, between the Company and the Trustee (together, the “Indenture”).Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

Pursuant to Section 1.02 of the Contingent Convertible Securities Indenture and Section 2.15(d) of the First Supplemental Indenture, the undersigned, being authorized signatory of the Company and authorized by the Company to give this certificate, hereby certifies as follows:

(a)       I have read all of the covenants and conditions in the Indenture, setting forth certain provisions in respect of the occurrence of a Conversion Trigger Event, including Section 2.15 of the First Supplemental Indenture, and the definitions relating thereto;

(b)       [Include a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in this certificate are based][I have reviewed such other documents as I have deemed necessary as a basis for the opinion hereinafter expressed];

(c)       I have made such other examinations and investigations as I have deemed necessary to enable me to express an informed opinion as to (i) whether or not such covenants and conditions have been complied with, and (ii) the matters set forth in (e) below; and

(d)       In my opinion, such conditions (including all conditions precedent) and covenants have been complied with; and

(e)       a Conversion Trigger Event has occurred with respect to the Notes. Such Conversion Trigger Event has occurred because [the CNBV has published in its official publication of capitalization levels for Mexican banks a determination that the Fundamental Capital Ratio of the Bank, as calculated pursuant to the applicable Mexican Capitalization Requirements is equal to or below 5.125%][both (a) the CNBV has notified the Bank that it has made a determination pursuant to Article 29 Bis of the Mexican Banking Law, that a cause for revocation of the Bank’s license has occurred resulting from (x) the Bank’s assets being insufficient to satisfy its liabilities, (y) the Bank’s non-compliance with corrective measures imposed by the CNBV pursuant to the Mexican Banking Law, or (z) the Bank’s non-compliance with the capitalization requirements set forth in the Mexican Capitalization Requirements and (b)

the Bank has not cured such cause for revocation, by (x) complying with such corrective measures, or (y)(1) submitting a capital restoration plan to, and receiving approval of such plan by, the CNBV, (2) not being classified in Class III, IV or V, and (3) transferring at least 75% of its shares to an irrevocable trust, or (z) remedying any capital deficiency, in each case, on or before the third or seventh calendar day in Mexico, as applicable, following the date on which the CNBV notified the Bank of such determination][the Banking Stability Committee has determined pursuant to Article 29 Bis 6 of the Mexican Banking Law that, under Article 148, Section II, paragraphs (a) and (b) of the Mexican Banking Law, financial assistance is required by the Bank to avoid revocation of its license because the Bank’s assets are insufficient to satisfy the Bank’s liabilities, or the Bank’s failure to comply with corrective measures, to comply with capitalization requirements, or to satisfy certain liabilities when due, as a means to maintain the solvency of the Mexican financial system or to avoid risks affecting the Mexican payments system and such determination is either made public or notified to the Bank][a financial entity (entidad financiera) that is a part of the financial group of which the Company is the holding company has experienced a capital deficiency (insuficiencia de capital) under the General Regulations (Reglas de Carácter General) specified in the penultimate paragraph of Article 91 of the Mexican Financial Groups Law, the foregoing being read in accordance with Article 118, Section III, of the Mexican Financial Groups Law].

[Concurrently with][Immediately following] the delivery of this Conversion Trigger Event Officer’s Certificate, the Company is delivering to The Depository Trust Company (“DTC”) the Conversion Trigger Notice attached hereto as Exhibit A as a notice to DTC and to Holders and Beneficial Owners in the form set forth in Exhibit B to the First Supplemental Indenture.

The Trustee is entitled to conclusively rely on and accept this Conversion Trigger Event Officer’s Certificate without any duty whatsoever of further inquiry as sufficient and conclusive evidence of the occurrence of a Conversion Trigger Event, and this Conversion Trigger Event Officer’s Certificate shall be conclusive and binding on the Trustee, the Holders and Beneficial Owners.

Dated: [        ]

Name: Title:

EXHIBIT D

Form of Settlement Request Notice[3]

NOTICE TO DTC AND TO HOLDERS AND BENEFICIAL OWNERS

[Company Letterhead]

To:	The Depository Trust Company 55 Water Street, 25th Floor New York, NY 10041-0099 Attn: Mandatory Reorganization Department Fax: +1 (212) 855-5488 Email: mandatoryreorgannouncements@dtcc.com

Re: Grupo Financiero Santander México, S.A.B. de C.V. U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) – Notice to DTC, Holders and Beneficial Owners

This notice is in relation to Grupo Financiero Santander México, S.A.B. de C.V.’s (the “Company”) U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) issued on [ ], 2016 (the “Notes”) pursuant to the Contingent Convertible Securities Indenture, dated as of [ ], 2016, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of [ ], 2016, between the Company and the Trustee (together, the “Indenture”). Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

The Company hereby requests that Holders and Beneficial Owners of the Notes (or custodian, broker, nominee or other representative thereof) provide a Settlement Notice to [Name of Settlement Share Depositary (or other nominee)], as [Settlement Share Depositary], in the form provided in Exhibit E to the First Supplemental Indenture on or before [date] (the “Notice Cut-Off Date”). If such delivery is made after the end of normal business hours at the specified office of the Settlement Share Depositary, such delivery shall be deemed for all purposes to have been made or given on the next following Business Day. Any Settlement Notice delivered pursuant to the terms of the Indenture will be irrevocable.

If a Holder or Beneficial Owner of the Notes properly completes and delivers a Settlement Notice on or before the Notice Cut-Off Date, the Settlement Share Depositary shall, in accordance with the terms of the First Supplemental Indenture, deliver to such Holder or Beneficial Owner the relevant Settlement Shares (rounded down to the nearest whole number of Settlement Shares) or, if the Holder elects, ADSs on the date which is two (2) Business Days

___________________

3 Note: Addresses to be reconfirmed prior to when notice is sent; subject to modification if Notes are in definitive form and to changes in DTC (or successor clearing system) policies and procedures.

after the latter of (a) the Conversion Date and (b) the date on which the Settlement Notice has been received by the Settlement Share Depositary.

If a Holder or Beneficial Owner of the Notes (or custodian, broker, nominee or other representative thereof) fails to properly complete and deliver a Settlement Notice to the Settlement Share Depositary on or before the Notice Cut-Off Date, the Settlement Share Depositary shall continue to hold the relevant Settlement Shares until a Settlement Notice is so delivered. However, the relevant Notes shall be canceled on the Final Cancellation Date, which shall be [date], and any Holder or Beneficial Owner of the Notes (or custodian, broker, nominee or other representative thereof) delivering a Settlement Notice after the Notice Cut-Off Date will have to provide evidence of its entitlement to the relevant Settlement Shares or ADSs satisfactory to the Settlement Share Depositary in its sole and absolute discretion in order to receive delivery of such Settlement Shares or, if the Holder elects, ADSs (if so elected to be deposited with the ADS Depositary on its behalf). The Company shall have no liability to any Holder or Beneficial Owner of the Notes for any loss resulting from such Holder’s or Beneficial Owner’s failure to receive any Settlement Shares or ADSs, or from any delay in the receipt thereof, in each case as a result of such Holder or Beneficial Owner (or custodian, nominee, broker or other representative thereof) failing to duly submit a Settlement Notice and the relevant Notes, if applicable, on a timely basis or at all. If any Holder fails to properly complete and deliver a Settlement Notice, the Settlement Share Depositary will be entitled to treat such Settlement Notice as null and void.

Should DTC, any Holder or any Beneficial Owner of the Notes have any inquiries, please contact either the Company at [Telephone, Fax, Email] or [Name], the [Settlement Share Depositary], at [Telephone, Fax, Email].[[4]]

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

By:
Name:
Title:

Dated: [               ]

cc	The Bank of New York Mellon 101 Barclay Street, Floor 7-E New York, NY 10286 United States of America Attn: International Corporate Trust Fax: [ ]

 _____________________

4 Insert contact details of any Settlement Share Depositary, or, if the Company has been unable to appoint a Settlement Share Depositary, any other details required to set out the delivery procedures in respect of the Settlement Shares or ADSs as to holders and beneficial owners as the Company shall consider reasonable in the circumstances.

EXHIBIT E

Form of Settlement Notice[5]
NOTICE TO THE [SETTLEMENT SHARES DEPOSITARY]

To:	[Settlement Share Depositary]

Cc: The Depository Trust Company 55 Water Street, 25th Floor New York, NY 10041-0099 Attn: Mandatory Reorganization Department Fax: +1 (212) 855-5488 Email: mandatoryreorgannouncements@dtcc.com

Re: Grupo Financiero Santander México, S.A.B. de C.V. U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) – Notice to [Settlement Shares Depositary].

This notice is in relation to Grupo Financiero Santander México, S.A.B. de C.V.’s (the “Company”) U.S.$[ ] [ ]% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (CUSIP: [ ], ISIN: [ ]) issued on [ ], 2016 (the “Notes”) pursuant to the Contingent Convertible Securities Indenture, dated as of [ ], 2016, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of [ ], 2016, between the Company and the Trustee (together, the “Indenture”). Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

_____________________

5 Note: Addresses to be reconfirmed prior to when notice is sent; subject to modification if Notes are in definitive form and to changes in DTC (or successor clearing system) policies and procedures.

INFORMATION OF THE HOLDER OR BENEFICIAL OWNER FOR DELIVERY OF SETTLEMENT SHARES OR ADSs

Surname/Company Name:

First name:

In the case of Settlement Shares, name to be entered in the share register of Grupo Financiero Santander México, S.A.B. de C.V. or in records maintained by INDEVAL or an INDEVAL custodian or, in the case of ADSs, name to be entered in the register of the Company’s registered American Depositary Share facility:

Tradable Amount of the Notes held on the date hereof:

Securities to be delivered:

☐       Settlement Shares

[Account details of clearing system account]

[Address to which any Settlement Shares should be delivered]

☐       American Depositary Shares

Registered account in the Company’s American Depositary Share facility:

DTC participant number and number of account holder at such participant:

[Other details as may be required by the Settlement Share Depositary]

YOU MUST DELIVER THE SETTLEMENT NOTICE TO [SETTLEMENT SHARE DEPOSITARY] (THE SETTLEMENT SHARE DEPOSITARY) [VIA DTC] ON OR BEFORE [DATE].

If such delivery is made after the end of normal business hours at the specified office of the Settlement Share Depositary, such delivery shall be deemed for all purposes to have been made or given on the next following Business Day. If you fail to properly complete and deliver the Settlement Notice on or before the Notice Cut-Off Date, the Settlement Share Depositary shall continue to hold your Settlement Shares until a Settlement Notice is delivered. However, your Notes shall be canceled on the Final Cancellation Date, which shall be [date],[6] and, if you deliver a Settlement Notice after the Notice Cut-Off Date, you will have to provide evidence of your entitlement to the relevant Settlement Shares or ADSs satisfactory to the Settlement Share Depositary in its sole and absolute discretion in order to receive delivery of such Settlement Shares or ADSs.

___________________

6 Note: The Final Cancellation Date may be up to twelve (12) Business Days following the Notice Cut-Off Date.